EXHIBIT 10.45

FORM OF STOCK PURCHASE AGREEMENT

between

the Sellers identified herein

and

Vornado America LLC,

as the Buyer

Dated as of March 5, 2007

TABLE OF CONTENTS

			Page

ARTICLE I DEFINITIONS			1

Section	1.1	Certain Defined Terms	1
Section	1.2	Table of Definitions	10

ARTICLE II PURCHASE AND SALE			11

Section	2.1	Purchase and Sale of the Shares	11
Section	2.2	Purchase Price Deposit	12
Section	2.3	Closing	12
Section	2.4	Buyer Closing Deliveries	13
Section	2.5	Sellers Closing Deliveries	13
Section	2.6	Closing Date Base Purchase Price Adjustment	14
Section	2.7	Post-Closing Purchase Price Adjustment	14
Section	2.8	Transaction Costs	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER			17

Section	3.1	Organization and Qualification	17
Section	3.2	Authority	17
Section	3.3	No Conflict; Required Filings and Consents	18
Section	3.4	Shares and Partnership Intercompany Notes	18
Section	3.5	Capitalization	19
Section	3.6	Equity Interests	19
Section	3.7	Financial Statements; No Undisclosed Assets or Liabilities	20
Section	3.8	Absence of Certain Changes or Events	21
Section	3.9	Compliance with Law; Permits	21
Section	3.10	Litigation	21
Section	3.11	Employee Benefit Plans	22
Section	3.12	Insurance	23
Section	3.13	Condemnation	23
Section	3.14	Taxes	23
Section	3.15	Environmental Matters	25
Section	3.16	Material Contracts	26
Section	3.17	OFAC List	28
Section	3.18	Brokers	28
Section	3.19	Rent Roll	28
Section	3.20	Americans with Disabilities Act	28
Section	3.21	Tenant Improvement Allowances; Brokerage Commissions	28

i

Section	3.22	Other Property	28
Section	3.23	Zoning	29
Section	3.24	No Purchase Rights	29
Section	3.25	Labor Matters	29
Section	3.26	Exclusivity of Representations and Warranties	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER			29

Section	4.1	Organization and Qualification	29
Section	4.2	Authority	29
Section	4.3	No Conflict; Required Filings and Consents	30
Section	4.4	Financing	30
Section	4.5	Brokers	31
Section	4.6	Investment Intent	31
Section	4.7	Condition of the Targets, the Subsidiaries and the Properties;
		Representations and Warranties of the Sellers	31

ARTICLE V COVENANTS			32

Section	5.1	Conduct of Business Prior to the Closing	32
Section	5.2	Dissolution of HWA II	35
Section	5.3	Distributions	36
Section	5.4	Covenants Regarding Information	37
Section	5.5	Notification of Certain Matters	37
Section	5.6	Resignations	38
Section	5.7	Confidentiality	38
Section	5.8	Consents and Filings; Further Assurances	38
Section	5.9	Public Announcements	39
Section	5.10	Directors' and Officers' Indemnification	39
Section	5.11	Release	40
Section	5.12	Legal Action	40
Section	5.13	Estoppel Certificates	41
Section	5.14	Personal Property	41
Section	5.15	Other Transfers of Condominiums	41
Section	5.16	Elimination of New Title Matters	41
Section	5.17	Preparation of Financial Statements	42
Section	5.18	Termination of 401(k) Plan	43
Section	5.19	Termination of Management Agreements	43
Section	5.20	Conversion of Shares	43
Section	5.21	Further Assurances	43

ARTICLE VI TAX MATTERS			43

Section	6.1	Cooperation	43
Section	6.2	Taxes Generally	44
Section	6.3	Responsibility for and Apportionment of Taxes	44
Section	6.4	Filing of Amended Tax Returns	45

Section	6.5	Refunds or Credits	45
Section	6.6	Tax Contests	46
Section	6.7	Payment of Transfer Taxes	46
Section	6.8	Adjustment to Purchase Price	46

ARTICLE VII CASUALTY AND CONDEMNATION			46

Section	7.1	Casualty	46
Section	7.2	Condemnation	48
Section	7.3	Waiver	48

ARTICLE VIII CONDITIONS TO CLOSING			49

Section	8.1	General Conditions	49
Section	8.2	Conditions to Obligations of the Sellers	49
Section	8.3	Conditions to Obligations of the Buyer	50

ARTICLE IX INDEMNIFICATION			51

Section	9.1	Survival of Representations, Warranties and Covenants	51
Section	9.2	Indemnification by the Sellers	51
Section	9.3	Indemnification by the Buyer	51
Section	9.4	Procedures	52
Section	9.5	Limits on Indemnification	53
Section	9.6	[Reserved]	54
Section	9.7	Escrow Fund	54
Section	9.8	Assignment of Claims	55
Section	9.9	Interest	56
Section	9.10	Exclusivity	56

ARTICLE X TERMINATION			56

Section	10.1	Termination	57
Section	10.2	Effect of Termination	57
Section	10.3	Termination Fee	57
Section	10.4	Return of Escrow Fund	57

ARTICLE XI GENERAL PROVISIONS			57

Section	11.1	Fees and Expenses	58
Section	11.2	Amendment and Modification	58
Section	11.3	Waiver	58
Section	11.4	Seller Representative	58
Section	11.5	Notices	58
Section	11.6	Interpretation	59
Section	11.7	Entire Agreement	60
Section	11.8	No Third-Party Beneficiaries	60
Section	11.9	Governing Law	60

Section	11.10	Dispute Settlement	60
Section	11.11	Disclosure Generally	62
Section	11.12	Personal Liability	62
Section	11.13	Assignment; Successors	62
Section	11.14	Enforcement	63
Section	11.15	Currency	63
Section	11.16	Severability	63
Section	11.17	Waiver of Jury Trial	63
Section	11.18	Counterparts	63
Section	11.19	Facsimile Signature	63
Section	11.20	Time of Essence	63
Section	11.21	No Presumption Against Drafting Party	63

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit 1.1	Description of the Properties
Exhibit 2.2	Escrow Agreement
Exhibit 2.3	Form of Share Transfer Instrument
Exhibit 2.4(a)	Form of Indemnification Agreement
Exhibit 2.4(b)	Form of UK Tax Agreement
Exhibit 2.5(d)	Forms of Non-Imputation Affidavits
Exhibit 2.5(e)	Form of Owners' Affidavit
Exhibit 2.5(g)	Form of Gibson, Dunn & Crutcher LLP Opinion
Exhibit 2.5(h)	Form of 401(k) Resolutions
Exhibit 2.5(k)	Form of Target Resolutions
Exhibit 5.13	Forms of Estoppel Certificates

Schedules:

Schedule 1.1(a) - Condominiums

Schedule 1.1(b) - Superintendent Condominiums

Schedule 1.1(c) - Tier 1 Subsidiaries

Schedule 1.1(d) - Title Materials

Schedule 2.5(j) - Stockholders' Agreements

Schedule 2.6 - Accounting Methods

Schedule 3.1(b) - Subsidiaries

Schedule 3.1(c) - Organizational Documents

Schedule 3.3(a) - No Conflict

Schedule 3.4(a) - Shares

Schedule 3.6(a) - Equity Interests

Schedule 3.6(a)(ii) - Encumbrances

Schedule 3.6(b) - Capital Contributions and Tax Distributions

Schedule 3.7(a) - Financial Statements

Schedule 3.7(f) – Extell Purchase Agreement Obligations

Schedule 3.8(d) - Dividends and Distributions

Schedule 3.10 - Litigation

Schedule 3.11(a) - Employee Benefit Plans

Schedule 3.12 - Insurance Policies

Schedule 3.14 - Taxes

Schedule 3.15 - Environmental Matters

Schedule 3.16(a) - Material Contracts

v

Schedule 3.16(b) - Default

Schedule 3.19(a) - Rent Rolls

Schedule 5.1(j) - Capital Budgets

Schedule 5.2(b)(i) - HWA Extell Note Distribution Entities

Schedule 5.2(b)(iv) - Partnership Intercompany Notes

Schedule 5.3(a) - Entities to be Distributed

Schedule 5.3(b) - Lenten Lily First-Tier Delaware Subsidiaries

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 5, 2007 (this "Agreement"), between the Sellers identified herein and Vornado America LLC, a Delaware limited liability company (the "Buyer").

RECITALS

A.           The Sellers own all of the issued and outstanding shares (the "Shares") of common stock of the entities (each a "Target" and collectively, the "Targets") listed in Schedule 3.4(a).

B.           Collectively, the Targets indirectly own a 69% limited partnership interest and a 1% general partnership interest in certain limited partnerships that own fee interests in: (1) the 1290 Property; and (2) the 555 Property (each, a "Property" and together, the "Properties").

C.           In order to transfer their aggregate 70% interest in the Properties to the Buyer, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Certain Defined Terms. For purposes of this Agreement:

"401(k) Resolutions" means the resolutions (effective as of the day before the Closing Date) of the general partner of HWA I in the form attached hereto as Exhibit 2.5(h).

"555 Mezzanine Debt Agreements" means (i) the First Mezzanine Loan Agreement, dated as of September 2, 2004, between 555 California Mezz-1 LLC, a Delaware limited liability company, and Bank of America, N.A., a national banking association ("Bank of America"), as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a), (ii) the Second Mezzanine Loan Agreement, dated as of September 2, 2004, between 555 California Mezz-2 LLC, a Delaware limited liability company, and Bank of America, as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a), (iii) the Third Mezzanine Loan Agreement, dated as of September 2, 2004, between 555 California Mezz-3 LLC, a Delaware limited liability company, and Bank of America, as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a), (iv) the Fourth Mezzanine Loan Agreement, dated as of September 2, 2004, between 555 California Mezz-4 LLC, a Delaware limited liability company, and Bank of America, as amended, restated, replaced, supplemented or otherwise modified as reflected on

Schedule 3.16(a) and (v) the Fifth Mezzanine Loan Agreement, dated as of September 2, 2004, between 555 California Mezz-5 LLC, a Delaware limited liability company, and Bank of America, as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a).

"555 Property" means the properties commonly know as (i) 555 California Street, San Francisco, CA; (ii) 315 Montgomery Street, San Francisco, CA; and (iii) 345 Montgomery Street, San Francisco, CA, as more fully described on Exhibit 1.1.

"555 Purchase Agreement" means the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of September 20, 2005, by and between HWA LLC and 555 California Owner, L.P.

"555 Senior Debt Agreement" means the Loan Agreement, dated as of September 2, 2004, between 555 California Owners LLC, a Delaware limited liability company, and Bank of America, as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a).

"1290 Property" means the property commonly known as 1290 Avenue of the Americas, New York, NY, as more fully described on Exhibit 1.1.

"1290 Purchase Agreement" means the Purchase and Sale Agreement, dated as of December 18, 2005, between Jamestown 1290, L.P. and HWA 1290 LLC.

"1290 Senior Debt Agreement" means the Loan Agreement, dated as of September 9, 2002, between Jamestown 1290, L.P., a Delaware limited partnership, and Morgan Stanley Dean Witter Mortgage Capital Inc., a New York corporation, as amended, restated, replaced, supplemented or otherwise modified as reflected on Schedule 3.16(a).

"Action" means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Ancillary Agreements" means (i) the Indemnification Agreement; (ii) the Escrow Agreement; (iii) the UK Tax Agreement; (iv) the Non-Imputation Affidavits; and (v) the Owners' Affidavit.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

"Buyer Material Adverse Effect" means any event, change, circumstance, effect or state of facts that materially delays, prevents or impairs the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, or to consummate the transactions contemplated hereby or thereby.

"Code" means the Internal Revenue Code of 1986, as amended.

"Condominiums" means all condominiums owned by the Hudson Waterfront Partnerships, which condominiums are listed on Schedule 1.1(a) hereto.

"Confidentiality Agreements" means the confidentiality agreement, dated September 20, 2006, between Hudson Waterfront II Corporation, Hudson Waterfront III Corporation, Hudson Waterfront IV Corporation and Hudson Waterfront V Corporation, on the one hand, and the Buyer, on the other hand, as supplemented by the Supplement to the HWA Confidentiality Agreement, dated December 14, 2006, and the confidentiality agreement, dated September 20, 2006, between Stockdale Enterprises, Inc. and the Buyer, as supplemented by the Supplement to the Stockdale Confidentiality Agreement, dated December 14, 2006.

"Contract" means any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

"control", including the terms "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

"Debt" means any indebtedness for borrowed money pursuant to the 555 Mezzanine Debt Agreements; the 555 Senior Debt Agreement and the 1290 Senior Debt Agreement.

"Debt Agreements" means the 555 Mezzanine Debt Agreements, the 555 Senior Debt Agreement and the 1290 Senior Debt Agreement.

"Debt Consents" means those consents required under the 555 Senior Debt Agreement and the 555 Mezzanine Debt Agreements to be given by the respective Lenders (as defined therein) thereunder in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

"Encumbrance" means any charge, mortgage, lien, pledge, security interest, encumbrance or easement, including any right of first refusal or purchase option or, with respect to the Shares or the Equity Interests, restriction on voting.

"Escrow Agreement" means the escrow agreement dated the date hereof between the Sellers, the Buyer and the Escrow Agent attached hereto as Exhibit 2.2.

"Extell Purchase Agreement" means the Agreement of Sale and Purchase by and among Hudson Waterfront Company A, LLC, Hudson Waterfront Company C, LLC, Hudson Waterfront Company D, LLC, Hudson Waterfront Company E, LLC, Hudson Waterfront Company F, LLC, Hudson Waterfront Company G, LLC, HWA III, HWA IV and HWA V, collectively as sellers and CRP/Extell Riverside, L.P. as purchaser, dated as of June 17, 2005.

"Final Adjustment Amount" means (x) the total Other Assets, minus (y) the total Other Liabilities, minus, (z) the Partner Priority Return Adjustment Amount, all as shown on the Final Adjustment Statement, as such amount may be revised in accordance with Section 2.7(c).

"Final Adjustment Statement" means the statement that sets forth the Other Assets, Other Liabilities and the Partner Priority Return Adjustment Amount, each as of the Closing Date, prepared, or caused to be prepared, and as may be revised, by the Sellers in accordance with Section 2.7(a) hereof; provided, however, that the liability for unpaid income Taxes included in Other Liabilities shall be (i) in respect of the period through March 31, 2007, the actual amount of income Taxes due as reflected in the Tax Returns of the Targets and Subsidiaries filed for the tax year then ended, and (ii) in respect of the period between April 1, 2007 and the Closing Date, the then most-current estimate prepared by the Sellers.

"Governmental Authority" means any United States federal, state or local or foreign or multinational governmental, quasi-governmental, regulatory or administrative authority, agency, bureau, department, tribunal, self-regulatory organization or commission or similar body or instrumentality thereof, or any judicial or arbitral body.

"Hudson Waterfront Partnerships" means HWA I, HWA II, HWA III, HWA IV and HWA V.

"HWA I" means Hudson Waterfront Associates I, L.P., a Delaware limited partnership.

"HWA II" means Hudson Waterfront Associates II, L.P., a Delaware limited partnership.

"HWA III" means Hudson Waterfront Associates III, L.P., a Delaware limited partnership.

"HWA IV" means Hudson Waterfront Associates IV, L.P., a Delaware limited partnership.

"HWA V" means Hudson Waterfront Associates V, L.P., a Delaware limited partnership.

"Indemnification Agreement" means the agreement attached hereto as Exhibit 2.4(a).

"IRS" means the Internal Revenue Service of the United States.

"Knowledge" with respect to the Sellers means the knowledge of Mr. Barry Gross, after due inquiry of the building managers for each of the Properties.

"Law" means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

"Legal Action" has the meaning provided in the Indemnification Agreement.

"Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is (i) materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of (x) the Targets and the Subsidiaries, taken as a whole, or (y) any of the Properties or (ii) prevents or materially delays or impairs the ability of the Sellers to perform their obligations under this Agreement or the Ancillary Agreements to which they will be parties or to consummate the transactions contemplated hereby or thereby; provided, however, that "Material Adverse Effect" shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Properties operate generally, (2) any casualty or condemnation of the Properties, (3) general economic or political conditions (including those affecting the securities markets), (4) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (5) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, (6) any changes in applicable laws, regulations or accounting rules or (7) any findings of fact made by the court in, or admissions made by or on behalf of any party in writing and submitted to the court in, the Legal Action.

"Monetary New Title Matter" means any New Title Matter that is capable of being discharged solely by the payment of a specified amount of money.

"New Title Matter" means any Encumbrance against any Property other than (a) those Encumbrances that are Permitted Encumbrances pursuant to clauses (i), (iii), (iv), (v), (vi) and (viii) of the definition of Permitted Encumbrance, (b) any Encumbrance identified in the Schedules or (c) any Encumbrance created by the Buyer.

"Non-Imputation Affidavits" means the non-imputation affidavits to be dated the Closing Date in favor of the title insurance companies identified therein attached hereto as Exhibit 2.5(d), updated as of the Closing Date to reflect any matters of which the Sellers become aware after the date hereof, provided such matters do not violate the covenant contained in Section 5.1(l) of this Agreement.

"Non-Monetary New Title Matter" means any New Title Matter that is not a Monetary New Title Matter.

"Other Assets" means the Targets' interest in the following assets owned by the Targets and their Subsidiaries (with respect to those assets owned by a Subsidiary, the Targets' indirect percentage interest in such assets based on the Targets' direct or indirect percentage interest in such Subsidiary as set forth in Schedule 3.6(a)) as of the Closing Date:

(i)           all cash and cash equivalents (whether or not pledged to a third party) minus the aggregate amount of all insurance and condemnation proceeds received after January 1, 2006;

(ii)          escrowed amounts held by the lenders pursuant to the Debt and other deposits held by third parties (including deposits held by utilities);

(iii)          the principal amount owed to the Hudson Waterfront Partnerships, as the mortgagees, of the condominiums set forth on Schedule 1.1(b) (true and complete copies of such mortgages have been provided to the Buyer prior to the date hereof);

(iv)         all prepaid expenses and credits (including, but not limited to, prepaid Property Taxes and personal property Taxes to the extent attributable to any periods or portions thereof beginning on or after the Closing Date and prepaid insurance premiums);

(v)          all accrued and unpaid rents, whether base rents, additional rents or otherwise (including any operating expense escalation payments, real estate tax escalation payments, and percent rent, if any), under the Leases in respect of all periods through but not including the Closing Date (and in the month in which the Closing occurs, based on the actual number of days in the month during which the Closing occurs);

(vi)         all accrued and unpaid administrative charges, if any, permitted under the Leases and applicable law, on security deposits held pursuant to the Leases; and

(vii)         fuel, if any, as estimated by the supplier, at most recent actual cost (it being understood and agreed that letters from suppliers will be presumptive evidence as to the amount and pricing of fuel on hand absent any other more definitive basis for measurement).

"Other Liabilities" means the Targets' share of the following liabilities of the Targets and the Subsidiaries (with respect to the liabilities of any Subsidiary, the Targets' indirect share of such liabilities based on the Targets' direct or indirect percentage interest in such Subsidiary as set forth in Schedule 3.6(a)) as of the Closing Date:

(i)           all advance payments to, or funds of third parties on deposit with, any Target or Subsidiary as of the Closing Date, including advance payments and security deposits (including any accrued interest on such deposits) by tenants under the Leases;

(ii)          all income and withholding Tax liabilities for any Pre-Closing Tax Period that are shown as due under Tax Returns filed on or prior to the Closing Date or that have been assessed by a Governmental Authority on or prior to the Closing Date but, in each case, that remain unpaid as of the Closing Date, and (B) all estimated taxes that are attributable to Tax Returns for a Pre-Closing Tax Period that are not required to be filed on or prior to the Closing Date determined in a manner consistent with the Sellers' past practice;

(iii)          the notional amount of United States withholding tax that would be payable upon the distribution of the accumulated and current earnings and profits of the Subsidiaries through the Closing Date to the respective Targets, to the extent not previously paid or withheld, and for purposes of determining accumulated and current earnings and profits of the Subsidiaries through the Closing Date, crediting 50% of any deficit in accumulated or current earnings and profits of any Subsidiary against any positive accumulated or current earnings and profits, as the case may be, of all other Subsidiaries;

(iv)         all accrued but unpaid Property Taxes, sewer rents and taxes, water rates and charges, vault charges and taxes and assessments and other governmental taxes, charges or assessments levied against the Properties as of the Closing Date (but not including any Transfer Taxes);

(v)         all accrued but unpaid payroll, occupation, capital stock, severance, stamp, employment, social security (or similar), unemployment, disability, sales, and occupancy Taxes levied against the Targets or the Subsidiaries as of the Closing Date (but not including any Transfer Taxes);

(vi)        the amount of any Monetary New Title Matter that the Sellers elect to treat as an "Other Liability" pursuant to Section 5.16(b);

(vii)       all accrued but unpaid wages and fringe benefits and other compensation payable to any employees of the Targets or the Subsidiaries;

(viii)      50% of the amount of (A) all unpaid tenant improvement allowances payable or that will become payable to a tenant (including any such allowances that have been converted to "free rent" for any period after the Closing and which are noted on Schedule 2.6) ("Tenant Improvement Allowances") in respect of any Leases executed prior to the date hereof (but excluding amounts due upon any renewals or extensions of such Leases or for any must-take space or option space under such Leases) and (B) commissions (or similar compensation due a broker, agent or finder) owing, or that will become payable ("Brokerage Commissions") (1) in respect of any Leases executed prior to the date hereof (but excluding amounts due upon any renewals or extensions of such Leases or for any must-take space or option space under such Leases) or (2) as otherwise set forth on Schedule 2.6, less the total amount of all payments made in respect of clauses A or B between the date hereof and the Closing Date;

(ix)      all accounts payable, including any unpaid insurance premiums; an

(x)       all accrued but unpaid interest under the Debt.

"Owners' Affidavit" means the general affidavit with respect to the 1290 Property to be dated the Closing Date in favor of the title insurance companies identified therein attached hereto as Exhibit 2.5(e).

"Partner Priority Return" means the aggregate amount as of the Closing Date of the Partner Priority Return (as such term is defined in each Partnership Agreement) to which each Partner (as such term is defined in each Partnership Agreement) other than Donald J. Trump ("Trump") is entitled in respect of HWA I, HWA III, HWA IV and HWA V.

"Partner Priority Return Adjustment Amount" means (i) if the Partner Priority Return is less than $151,445,000, 30% of the difference between the Partner Priority Return and $151,445,000 or (ii) if the Partner Priority Return is equal to or greater than $151,445,000, zero.

"Partnership Agreements" means the limited partnership agreements of the Hudson Waterfront Partnerships as set forth on Schedule 3.1(c).

"Permitted Encumbrance" means (i) statutory liens for current Taxes not yet due or delinquent (i.e., which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Targets or the Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), in each case that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) the rights of the tenants under the Leases, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (v) all matters disclosed by any Title Materials, including the possible encroachment on the eastern property line of 1290 Avenue of the Americas; (vi) any lien or other Encumbrance filed by Trump on any of the Properties that is related to his ownership of limited interests in the Hudson Waterfront Partnerships or the Legal Action; (vii) any restriction on voting contained in any Target's or Subsidiary's certificate of incorporation, bylaws or equivalent organizational documents provided to the Buyer prior to the date hereof and listed on Schedule 3.1(c) hereto and (viii) any Encumbrance in respect of work being performed for and at the direction of a tenant and for which the tenant bears financial responsibility pursuant to its Lease (a "Tenant's Encumbrance").

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

"Pre-Closing Adjustment Amount" means (x) the total Other Assets, minus (y) the total Other Liabilities, minus (z) the Partner Priority Return Adjustment Amount, all as shown on the Pre-Closing Adjustment Statement.

"Pre-Closing Adjustment Statement" means the Base Purchase Price adjustment statement that sets forth the estimated Other Assets, Other Liabilities and Partner Priority Return Adjustment Amount, each as of the Closing Date, prepared, or caused to be prepared, and as may be revised, by the Sellers in accordance with Section 2.6(a) hereof.

"Property Taxes" means any general or special real estate taxes, ad valorem taxes or other charges or assessments, business improvement district taxes and other state or local taxes, fees, charges or assessments in respect of real estate.

"Representatives" means, with respect to any Person, the officers, directors, trustees, employees, agents, accountants, advisors, bankers and other representatives of such Person.

"Schedules" means the schedules identified herein and attached hereto, which form an integral part of this Agreement.

"Seller" or "Sellers" means those entities identified in Schedule 3.4(a) as being the record and beneficial owners of the Shares.

"Share Transfer Instruments" means the instruments of transfer with respect to the Shares in the form attached hereto as Exhibit 2.3, duly endorsed in blank.

"Stockholders' Agreements" means those agreements listed on Schedule 2.5(j).

"Subsidiary" or "Subsidiaries" means those entities set forth in Schedule 3.6(a).

"Tax" or "Taxes" means any United States federal, state or local or foreign tax or withholding tax, including any interest and penalties thereon.

"Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

"Tier 1 Subsidiaries" means those Subsidiaries listed in Schedule 1.1(c)

"Title Materials" means the materials specifically identified on Schedule 1.1(d), each of which has previously been delivered to the Buyer.

"Transfer Tax" means any stamp, registration, real or personal property transfer, documentary, notary fee or other similar Tax payable because of the transfer of the Shares from the Sellers to the Buyer.

"UK Tax Agreement" means the agreement attached hereto as Exhibit 2.4(b).

"Voluntary Title Matter" means any New Title Matter created by the Sellers or their Affiliates, including the Targets and the Subsidiaries, or any employee or agent of any of the foregoing, prior to the Closing, unless created after the date hereof as permitted in accordance with Section 5.1.

Section 1.2        Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
AAA	11.9(a)
ADA	3.20
Agreement	Preamble
Bank of America	Definition of 555 Mezzanine Debt Agreements
Base Purchase Price	2.1
Basket Amount	9.5(b)(i)
Brokerage Commissions	Definition of Other Liabilities
Buyer	Preamble
Buyer Adjustment Statement Objection	2.7(b)
Buyer Indemnified Parties	9.2
Casualty Termination Notice	7.1(c)
Closing	2.3(a)
Closing Date	2.3(a)
Continuing Entities	2.5(i)
Covered Person	5.10
Deposit	2.2
Employee Plans	3.11(a)
Environmental Laws	3.15
Environmental Permits	3.15
Equity Interests	3.6(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Escrow Agent	2.2
Escrow Fund	2.2
Estoppel Certificate	5.13
Excess Amount	5.16(b)
Extell	5.2(b)(i)
Financial Statements	3.7(a)
Hazardous Substances	3.15
HWA Extell Note	5.2(b)(i)
HWA I Tax Returns	6.2
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.7(c)
Insurance Policies	3.12
Lease	3.16(a)(iii)
Leases	3.16(a)(iii)
Losses	9.2
Major Casualty	7.1(a)

Material Contracts	3.16(a)
Material Portion	7.1(a)
Minimum Loss Amount	9.5(b)(i)
Non-Consolidation Opinion	5.8(c)
OFAC List	3.17
Order	8.1(a)
Organizational Documents	3.1(c)
Original Intercompany Notes	5.2(b)(iii)
Partnership Intercompany Notes	5.2(b)(iv)(A)
Permits	3.9(b)
Post-Closing Tax Period	6.3(a)
Potential Contributor	9.8
Pre-Closing Tax Period	6.3(a)
Properties	Recitals
Property	Recitals
Purchase Price	2.1
Rent Rolls	3.19
Restoration Costs	7.1(a)
Rules	11.9(a)
Securities Act	4.6
Seller Indemnified Parties	9.3
Shares	Recitals
Straddle Period	6.3(b)
Target	Recitals
Targets	Recitals
Tenant Improvement Allowances	Definition of Other Liabilities
Tenant's Encumbrance	Definition of Permitted Encumbrance
Third Party Claim	9.4(a)
Transaction Costs	2.8
Trump	Definition of Partner Priority Return
Trump Intercompany Notes	5.2(b)(iv)(C)
Westside II Partnership	5.2(b)(i)

ARTICLE II

PURCHASE AND SALE

Section 2.1         Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Shares and the Partnership Intercompany Notes to the Buyer, and the Buyer shall purchase the Shares and the Partnership Intercompany Notes from the Sellers, for an aggregate purchase price of $1,165,000,000 (the "Base Purchase Price"), as adjusted pursuant to this Agreement (as so adjusted, the "Purchase Price").

Section 2.2         Purchase Price Deposit. Upon the execution and delivery of this Agreement, the Buyer shall deposit a portion of the Purchase Price in the amount of $100,000,000 (the "Deposit") in immediately available funds in United States dollars in escrow with The Bank of New York, a New York banking corporation (the "Escrow Agent"), to be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement (the Deposit and the additional amounts to be deposited pursuant to Section 2.3(c)(ii) of this Agreement, together with any interest earned thereon, is referred to herein as the "Escrow Fund"). After the Closing, the amount remaining in the Escrow Fund shall secure the Sellers' indemnification obligations pursuant to Article IX of this Agreement. In the event that this Agreement is terminated prior to the Closing, the Escrow Agent shall disburse the Escrow Fund in accordance with Article X. The Buyer hereby grants the Sellers a first priority perfected security interest in such Escrow Fund as collateral security for the Buyer's obligation pursuant to Section 10.3, and each of the Sellers hereby grants the Buyer a first priority perfected security interest in such Escrow Fund as collateral security for the Sellers' obligations following the Closing.

Section 2.3         Closing.

(a)   The sale and purchase of the Shares and the Partnership Intercompany Notes shall take place at a closing (the "Closing") to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 A.M., local time on May 15, 2007, subject to extension as provided in Section 2.3(b), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the "Closing Date".

(b)   Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall have the right, exercisable in one or more increments by delivering written notice to the other party, to adjourn the Closing Date to a date not later than June 15, 2007, if such party determines, in its judgment, that such adjournment is necessary to enable any of the conditions precedent to the other party's obligation to participate in the Closing to be satisfied (unless, the party receiving such notice responds in writing that it is willing to waive such unmet condition(s) and proceed with the Closing). Any such notice of deferral must include an explanation, in reasonable detail, of the reasons therefor, and following delivery thereof the party giving the notice shall thereafter apprise the other party on a regular basis of its progress in resolving the circumstances upon which the deferral was based. In addition, each of the Buyer and the Sellers shall have the additional right to extend the Closing Date in one or more increments to a date not later than July 31, 2007, if the condition set forth in Section 8.1(a) has not been met.

(c)   At the Closing, (i)the Buyer shall deliver to the Sellers, by wire transfer to a bank account or accounts designated in writing by the Sellers to the Buyer at least five Business Days prior to the Closing Date, an amount equal to the Base Purchase Price, as adjusted pursuant to Section 2.6 less $125,000,000 in immediately available funds in United States dollars; (ii)the Buyer shall deliver to the Escrow Agent, by wire transfer to an account designated in writing by the Escrow Agent to the Buyer at least five Business Days prior to the Closing Date, an amount equal to $125,000,000 less the amount of the Escrow Fund at the close of business on the Business Day prior to the Closing Date for deposit into the Escrow Fund; and (iii)the Sellers shall deliver or cause to be delivered to the Buyer (A) certificates representing the Shares, duly endorsed in blank or accompanied by Share Transfer Instruments, as appropriate, duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and (B) the Partnership Intercompany Notes duly endorsed in favor of the Buyer.

Section 2.4        Buyer Closing Deliveries. In addition to the payment of the funds specified in Section 2.3, at the Closing, the Buyer shall deliver the following to the Sellers:

(a)   a duly executed counterpart to the Indemnification Agreement;

(b)   a duly executed counterpart to the UK Tax Agreement; and

(c)   a duly executed officer's certificate pursuant to Section 8.2(a).

Section 2.5         Sellers Closing Deliveries. In addition to the delivery of the certificates representing the Shares and the Partnership Intercompany Notes as set forth in Section 2.3(c)(iii), at the Closing, the Sellers shall deliver the following to the Buyer:

(a)   a duly executed counterpart to the Indemnification Agreement;

(b)   a duly executed counterpart to the UK Tax Agreement;

(c)   the resignations required pursuant to Section 5.6;

(d)   the Non-Imputation Affidavits;

(e)   the Owners' Affidavit;

(f)   a duly executed officer's certificate pursuant to Section 8.3(a);

(g)   an opinion of Gibson, Dunn & Crutcher LLP in the form attached hereto as Exhibit 2.5(g);

(h)   the 401(k) Resolutions, duly adopted by the general partner of HWA I;

(i)    confirmation that the officers, directors and other employees of the Targets and Subsidiaries (other than those entities identified in Schedule 5.2(b)(iv) and their Subsidiaries and Lenten Lily Limited) (such Targets and Subsidiaries, the "Continuing Entities") have relinquished in writing all withdrawal and other signature authority any of them may have had over any bank, brokerage or other investment account in which any funds or investment assets of any of the Continuing Entities are being held and have caused (or delivered to the Buyer instruments in form sufficient to cause) the bank or other financial institution to recognize one or more of the Buyer's Representatives (as identified by the Buyer to the Sellers at least three Business Days prior to the Closing) as replacement signatories on all accounts;

(j)    written instruments executed by all parties thereto terminating each of the Stockholders' Agreements;

(k)   resolutions of the board of directors of each of the Targets in the form attached hereto as Exhibit 2.5(k);

(l)    copies of the updated share registers of each of the Targets reflecting the transfer of the Shares to the Buyer; and

(m) evidence that each of the Shares in bearer form shall have been exchanged for corresponding shares in registered form.

Section 2.6	Closing Date Base Purchase Price Adjustment.

(a)   Not later than five Business Days prior to the Closing, the Sellers shall prepare and deliver, or cause to be prepared and delivered, together with reasonable supporting documentation, to the Buyer the Pre-Closing Adjustment Statement, which shall set forth the Sellers' good faith estimate of Other Assets, Other Liabilities, the Partner Priority Return Adjustment Amount and the Pre-Closing Adjustment Amount for the Targets as of the Closing. The Other Assets and Other Liabilities reflected in the Pre-Closing Adjustment Statement shall be prepared in accordance with the accounting methods, policies, practices and procedures set forth in Schedule 2.6. Not less than three Business Days prior to the Closing, the Buyer shall provide the Sellers with any good faith objections to the Pre-Closing Adjustment Statement in writing. After considering the Buyer's objections, the Sellers, acting reasonably and in good faith, shall make such revisions to the Pre-Closing Adjustment Statement with which they agree not less than two days prior to the Closing, and the Pre-Closing Adjustment Amount shall be based upon the amount set forth in the Sellers' revised Pre-Closing Adjustment Statement. Any disagreements that may continue to exist with respect to the Pre-Closing Adjustment Statement shall be resolved in connection with the Final Adjustment Statement pursuant to Sections 2.7(b) and (c).

(b)   At the Closing, the Base Purchase Price shall be: (A) increased by the amount the Pre-Closing Adjustment Amount is greater than $221,900,000 or (B) decreased by the amount the Pre-Closing Adjustment Amount is less than $221,900,000.

Section 2.7	Post-Closing Purchase Price Adjustment.

(a)   Upon the later of October 31, 2007 and 120 days following the Closing, the Sellers shall prepare and deliver, or cause to be prepared and delivered, to the Buyer the Final Adjustment Statement, which shall set forth the Other Assets and the Other Liabilities of the Targets as of the Closing Date and the Partner Priority Return Adjustment Amount. The Other Assets and the Other Liabilities reflected in the Final Adjustment Statement shall be prepared in accordance with the accounting methods, policies, practices and procedures set forth in Schedule 2.6. The Final Adjustment Amount shall be derived from the Final Adjustment Statement, and the Sellers shall deliver, or cause to be delivered, such calculation and the Final Adjustment Statement to the Buyer.

(b)   The Buyer shall complete its review of the Final Adjustment Statement and the Buyer's calculation of the Final Adjustment Amount no later than December 31, 2007. During the Buyer's review period, the Sellers shall cooperate with the Buyer and its Representatives to provide them with any information used in preparing the Final Adjustment Statement. In the event that the Buyer believes that the Final Adjustment Statement has not been prepared in compliance with the terms of this Agreement, the Buyer may, on or before December 31,

2007, so inform the Sellers in writing (the "Buyer Adjustment Statement Objection"), setting forth the Buyer's objections and the adjustments to the Final Adjustment Amount that the Buyer believes should be made. If no Buyer Adjustment Statement Objection is received by the Sellers on or before December 31, 2007, then the Final Adjustment Amount, as set forth on the Final Adjustment Statement delivered by the Sellers, shall be final.

(c)   During the ten Business Day period following delivery of a Buyer Adjustment Statement Objection by the Buyer to the Sellers, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten Business Day period, the Buyer shall cooperate with the Sellers' auditors and other Representatives to provide them with any information used in preparing the Buyer Adjustment Statement Objection reasonably requested the Sellers' auditors and other Representatives. Any disputed items resolved in writing between the Buyer and the Sellers within such ten Business Day period shall be final and binding with respect to such items, and if the Sellers and the Buyer agree in writing on the resolution of each disputed item specified by the Buyer in the Buyer Adjustment Statement Objection and the calculation of the Final Adjustment Amount, the Final Adjustment Amount so determined shall be final and binding on the parties for all purposes hereunder. If the Sellers and the Buyer have not resolved all such differences by the end of such ten Business Day period, the Sellers and the Buyer shall submit, within 15 Business Days, in writing, to an independent public accounting firm (the "Independent Accounting Firm"), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of the Final Adjustment Amount, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the calculation of the Final Adjustment Amount, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the standards set forth in this Section 2.7 within the range of the difference between the Buyer's position with respect thereto and the Sellers' position with respect thereto. The determination of the Independent Accounting Firm shall be based solely on the briefs submitted by the parties and not on independent review, and shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.7. The Independent Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm of national standing as shall be agreed promptly in writing by the Sellers and the Buyer. The Sellers and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court having competent jurisdiction over the parties or their assets. The costs of any dispute resolution pursuant to this Section 2.7(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the auditors and Representatives of each party incurred in connection with their preparation or review of the Final Adjustment

Statement and preparation or review of any Buyer Adjustment Statement Objection, as applicable, shall be borne by such party.

(d)   The Purchase Price shall be increased or decreased, as the case may be, as follows:

(i)           if the Final Adjustment Amount as finally determined pursuant to this Section 2.7 is greater than the Pre-Closing Adjustment Amount, the Purchase Price shall be increased in an amount equal to the difference between the Final Adjustment Amount and the Pre-Closing Adjustment Amount, and the Buyer shall pay such amount to the Sellers; and

(ii)          if the Final Adjustment Amount as finally determined pursuant to this Section 2.7 is less than the Pre-Closing Adjustment Amount, the Purchase Price shall be decreased in an amount equal to the difference between the Final Adjustment Amount and the Pre-Closing Adjustment Amount, and the Sellers, jointly and severally, shall pay such amount to the Buyer.

(e)   Amounts to be paid pursuant to Section 2.7(d) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time published in The Wall Street Journal as the prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.7(d) shall be made within three Business Days of final determination of the Final Adjustment Amount pursuant to the provisions of this Section 2.7 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date. For the avoidance of doubt, payments in respect of Section 2.7(d) shall not be subject to the Minimum Loss Amount, Basket Amount or other limitations set forth in Section 9.5.

Section 2.8        Transaction Costs. Regardless of law or convention, if the Closing occurs, it shall be the responsibility of the Buyer to, and the Buyer shall, pay or cause to be paid all transaction costs incurred by the Buyer, the Sellers, the Targets and the Subsidiaries in connection with the transactions contemplated hereby, including brokerage fees of CB Richard Ellis, Inc. and Sutton Canyon Capital Corp. and of any other broker engaged by the Buyer or any Affiliate of the Buyer in connection with the transactions described herein, costs of obtaining the Debt Consents, Transfer Taxes (as provided in Section 6.7 below) and title insurance costs (the "Transaction Costs"), and otherwise complete and file all Tax Returns of such Transfer Taxes in connection therewith in a timely manner, provided, however, that the Sellers jointly and severally (rather than the Buyer) shall pay the following: (a) the legal fees and expenses of counsel to any of the Sellers, (b) the legal fees and expenses of counsel to any of the Targets and their Subsidiaries for services rendered at or before the Closing in connection with the transactions contemplated hereby and (c) any brokerage fees incurred by any of the Sellers, Targets, Subsidiaries or any Affiliate of any of them, other than the fees of CB Richard Ellis, Inc. and Sutton Canyon Capital Corp. set forth above. In addition, it shall also be the responsibility of the Buyer to pay or cause to be paid all costs and fees in connection with obtaining the Debt Consents, Non-Consolidation Opinion and any other consents obtained pursuant to Section 5.8.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the corresponding Schedule attached hereto the Sellers hereby represent and warrant to the Buyer as follows:

Section 3.1	Organization and Qualification.

(a)   Each Target is (i) a British Virgin Islands business company duly organized, validly existing and in good standing under the laws of the jurisdiction of the British Virgin Islands and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure to be so qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   Each Subsidiary is (i) a corporation, a limited liability company or a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Schedule 3.1(b), and has all necessary corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure to be so qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)   Schedule 3.1(c) sets forth a true, complete and correct list of the (i) certificates of incorporation, certificates of formation, and certificates of limited partnership and (ii) bylaws, limited liability company agreements and limited partnership agreements, or, in either case, the equivalent organizational documents (all such documents referred to in this Section 3.1(c) being referred to as the "Organizational Documents"), each as amended, of each Target and each Subsidiary. The Sellers have provided to the Buyer complete and correct copies of each of the Organizational Documents listed on Schedule 3.1(c) prior to the date of this Agreement, and each Organizational Document is in full force and effect.

Section 3.2        Authority. Each Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which each Seller is or will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon the execution by each Seller of each of the Ancillary Agreements to which the Sellers will be parties will have been, duly executed and delivered by each Seller. This Agreement constitutes, and upon their execution by the Sellers each of the Ancillary Agreements will constitute, the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3	No Conflict; Required Filings and Consents.

(a)   Except as set forth in Schedule 3.3(a), the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which each Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the Organizational Documents of any Seller, Target or Subsidiary;

(ii)          conflict with or violate any Law applicable to any Seller, Target or Subsidiary or by which any property or asset of any Seller, Target or Subsidiary is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, violate, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, or change any rights under any Contract to which any Seller, Target or Subsidiary is a party or by which any of their assets are bound;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   No Seller, Target or Subsidiary is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with, or make any filing with, any Governmental Authority in connection with the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which each Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of any Target or any Subsidiary, except for (i) such filings as may be required by any applicable federal or state securities or "blue sky" laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4	Shares and Partnership Intercompany Notes.

(a)   Each Seller is the legal and beneficial owner of the number of Shares as set forth in Schedule 3.4(a). Each Seller has the right, authority and power to sell, assign and transfer the Shares owned by it to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer's payment of the Purchase Price and registration of the Shares in the name of the Buyer in the registers of members of the applicable Targets, the Buyer shall acquire title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

(b)   At the Closing, the Sellers will own the Partnership Intercompany Notes. Upon payment of the Purchase Price, the Buyer shall acquire title to the Partnership Intercompany Notes free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5         Capitalization. Each Target's authorized and outstanding capital stock is as set forth in Schedule 3.4(a). The Shares constitute all of the issued and outstanding capital stock of the Targets. The Shares are validly issued, fully paid and nonassessable. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of any Target or obligating any Target to issue or sell any shares of capital stock of, or any other interest in, any Target. There are no outstanding contractual obligations of any Target to repurchase, redeem or otherwise acquire any shares of capital stock of any Target or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of any of the Targets.

Section 3.6        Equity Interests.

(a)   The record and beneficial ownership of the equity interests in each of the Subsidiaries directly or indirectly owned by the Targets (the "Equity Interests") is set forth in Schedule 3.6(a). Except for the equity interests owned, to the Knowledge of the Sellers, by CB Richard Ellis, Inc. and Trump as set forth on Schedule 3.6(a), the Equity Interests constitute all of the issued and outstanding equity interests in the Subsidiaries. Except for the Subsidiaries listed in Schedule 3.6(a), neither any Target nor any Subsidiary directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person. Except as set forth in Schedule 3.6(a)(ii), the Equity Interests are held free and clear of any Encumbrance other than Encumbrances created by the Buyer. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Equity Interests or obligating any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or to provide funds to, or make any investment in, any other Person. Except as required by this Agreement, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

(b)   Schedule 3.6(b) sets forth the amount and timing of all Capital Contributions (as defined in each Partnership Agreement) made by any Partners (as defined in each Partnership Agreement) to the Hudson Waterfront Partnerships (other than HWA II) and all distributions made to any Partners by the Hudson Waterfront Partnerships (other than HWA II).

Section 3.7	Financial Statements; No Undisclosed Assets or Liabilities.

(a)   Copies of the unaudited combined and combining statements of assets, liabilities and partners' capital for each of HWA I, HWA II, HWA III, HWA IV and HWA V as at March 31, 2004, 2005, and 2006 and as at December 31, 2006, and the related unaudited combined and combining statements of revenues and expenses for each of HWA I, HWA II, HWA III, HWA IV and HWA V, together with all related notes and schedules thereto (collectively referred to as the "Financial Statements") are attached hereto as Schedule 3.7(a). Each of the Financial Statements (i) has been prepared based on the books and records of each of HWA I, HWA II, HWA III, HWA IV and HWA V (except as may be indicated in the notes thereto), (ii) has been prepared on an United States federal income tax basis of accounting, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly reflects, in all material respects, the assets, liabilities, partners' capital, revenues and expenses on an United States federal income tax basis of each of HWA I, HWA II, HWA III, HWA IV and HWA V as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)   Other than their interests in the Subsidiaries as set forth in Schedule 3.6(a), there are no assets of any Target or any Subsidiary of a nature required to be reflected on a statement of assets, liabilities and partners' capital prepared on an United States federal income tax basis, other than any such assets (i) set forth on the Financial Statements or the notes thereto, (ii) set forth in the Schedules, (iii) acquired since December 31, 2006, in the ordinary course of business of the Targets and the Subsidiaries, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, it is agreed by the parties that any fixtures, furniture, furnishings, equipment or other personal property (including trade fixtures in, on, around or affixed to the Properties) located or used at either of the Properties and owned by any other Person, including the Thomas Hart Benton murals located in the lobby of the 1290 Property owned by AXA Financial, Inc., are not assets of the Targets or the Subsidiaries.

(c)   There are no debts, liabilities or obligations of any Target or any Subsidiary of any nature, accrued or of a contingent nature that would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles in the United States, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) set forth in the Schedules (including the Legal Action), (iii) incurred by the Tier 1 Subsidiaries since December 31, 2006, in their ordinary course of business or (iv) for Taxes.

(d)   No Target and no Subsidiary, other than the Tier 1 Subsidiaries, is legally obligated for any liabilities of the Hudson Waterfront Partnerships or their Subsidiaries, other than any such liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)   Except for cash, cash equivalents, prepaid Taxes and the Equity Interests, the Targets and their Subsidiaries, other than the Tier 1 Subsidiaries, do not own or have any interests in any assets or properties, other than any such interests that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    The Sellers, Targets and Subsidiaries (including the Hudson Waterfront Partnerships) have completed in all material respects all development, construction and other obligations required of any of them pursuant to the Extell Purchase Agreement and, except as identified on Schedule 3.7(f), none of them has any remaining or unsatisfied material covenant or material financial obligations pursuant to the Extell Purchase Agreement or any of the other agreements of instruments entered into by any of them in connection with the transactions contemplated in the Extell Purchase Agreement.

Section 3.8          Absence of Certain Changes or Events. Since December 31, 2006, (a) the business of the Targets and the Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect, (c) no action or circumstance which would be proscribed after the date hereof under Sections 5.1(a), (b), (c), (d), (e), (f), (g), (o) or (p) has been taken or is occurring and (d) except as set forth on Schedule 3.8(d), no Target or Subsidiary has declared or paid any dividend or distribution.

Section 3.9          Compliance with Law; Permits.

(a)   To the Knowledge of the Sellers, each Target and each Subsidiary is and has been in compliance with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Sellers, Targets or their Subsidiaries has received any written notice of any material violation of law and no action with respect to any violation of law is pending or threatened.

(b)   Each Target and each Subsidiary is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each Target and each Subsidiary to own and operate the Properties and to carry on its business as currently conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

No representation or warranty is made under this Section 3.9 with respect to ERISA, Taxes, environmental matters or the ADA, which are covered exclusively by Sections 3.11, 3.14, 3.15 and 3.20, respectively.

Section 3.10       Litigation. Except for the Legal Action and except as set forth in Schedule 3.10, as of the date hereof, there is no Action not covered by insurance in favor of the applicable Target or Subsidiary by or against any Target or any Subsidiary or against the owner of the Properties with respect to any of the Properties pending or, to the Knowledge of the Sellers, threatened that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.11	Employee Benefit Plans.

(a)   Schedule 3.11(a) sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, stock appreciation rights, stock-based incentive, bonus, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by any Target or any Subsidiary for the benefit of any current or former employee, officer or director of any Target or any Subsidiary and (ii) a list of all employment, termination, severance or other contracts, agreements or arrangements, pursuant to which any Target or any Subsidiary has any current or future obligation with respect to any current or former employee, officer or director of any Target or any Subsidiary (collectively, the "Employee Plans"). A true and complete copy of each Employee Plan and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan have been made available to the Buyer by or on behalf of the Sellers.

(b)   (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, (ii) each Target and each Subsidiary has performed all material obligations required to be performed by it under any Employee Plan and to the Knowledge of the Sellers, is not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Plan by any current or former employee, officer or director of any Target or any Subsidiary.

(c)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Sellers, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d)   None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Target or any Subsidiary would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. No Target or Subsidiary, and no entity which is considered one employer with any Target under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") (i) maintains or contributes to or has within the past six years maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (ii) maintains or has an obligation to contribute to a multiemployer plan (within the meaning of Section 3(37) of ERISA). All contributions required to be made under each Employee Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Financial Statements. No

Target or Subsidiary has any obligations for retiree health and life benefits under any Employee Plan. Any such plan may be amended or terminated by the Targets or Subsidiaries at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e)   There has been no amendment to, announcement by any Target or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the approval or the execution of this Agreement nor the approval or consummation of any of the transactions contemplated hereby will, either directly or in combination with any other events, (i) entitle any employees of any Target or any Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of any Target or Subsidiary, or, after the consummation of the transactions contemplated hereby, the Buyer, to merge, amend or terminate any of the Employee Plans or (iv) result in payments under any of the Employee Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

Section 3.12      Insurance. Schedule 3.12 sets forth a true and complete list of all material insurance policies in force with respect to the Targets and the Subsidiaries (the "Insurance Policies"). Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 3.13      Condemnation. There are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Sellers, threatened in writing that may result in the taking of any part of any of the Properties.

Section 3.14      Taxes. Except as set forth on Schedule 3.14:

(a)   All federal income Tax returns and all other material Tax Returns that are required to be filed on or before the Closing by or with respect to any Target or any Subsidiary have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, complete and correct in all material respects. All Taxes due and owing by the Targets and the Subsidiaries have been or will be timely paid in full prior to the Closing. The Targets and the Subsidiaries have adequately reserved for all accrued Taxes, even if not yet payable.

(b)   (i) No Tax Returns referred to in Section 3.14(a) have been the subject of an audit by the IRS or the appropriate state, local or foreign taxing authority for the period for assessment where the statute of limitations remains open; (ii) all deficiencies asserted or assessments made as a result of any such audits have been paid in full and (iii) no claim has ever been made by an authority in a jurisdiction where any Target or any Subsidiary does not file Tax Returns that the Target or the Subsidiary is or may be subject to taxation by that jurisdiction or may be subject to taxation by that jurisdiction or should have been included in a consolidated return.

(c)   There are no Encumbrances on any of the assets of any Target or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)   There is no material dispute or claim concerning any Tax liability of any Target or any Subsidiary claimed or raised by any authority in writing.

(e)   The Sellers have delivered or made available to the Buyer correct and complete copies of all income Tax Returns and all material non-income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any Target or any Subsidiary since December 31, 2002.

(f)    Each of the Targets and the Subsidiaries has withheld or collected and paid or deposited in accordance with Law all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party.

(g)   None of the Targets or the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no such waivers of statutes of limitation or extensions have been requested from any Target or any Subsidiary.

(h)   None of the Targets or the Subsidiaries is a party to or is otherwise bound by or has any obligation under any Tax allocation or sharing agreement.

(i)    None of the Targets or the Subsidiaries (x) has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, or (y) has any liability for the Taxes of any Person (other than the Targets and the Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j)    None of the Targets or the Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

(k)   None of the Targets or the Subsidiaries has engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(l)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(m) Except as disclosed in Schedule 3.14, no Target or Subsidiary has paid any interest to any Person that is a "10 Percent Shareholder" of such Subsidiary within the meaning of Section 871(h)(3)(B) of the Code.

(n)   None of the Targets is a resident for tax purposes of any country other than the British Virgin Islands.

(o)   No Target has ever been engaged in a trade or business within the United States.

(p)   No "check the box election" under Treasury Regulations Section 301.7701-3 has been made at any time for any Target.

(q)   No election has been made under Section 897(i) of the Code to treat any of the Targets as a domestic corporation.

(r)    No "physical production activity" within the meaning of Treasury Regulations Section 1.263A-12(e)(1) has been performed by any of HWA III, HWA IV or HWA V or any of their Subsidiaries, with respect to the real property exchanged by the Hudson Waterfront Partnerships and their Subsidiaries pursuant to the Extell Purchase Agreement, prior to the date of such exchange.

Section 3.15      Environmental Matters. Except as set forth on Schedule 3.15, to the Knowledge of the Sellers:

(a)   No Target or Subsidiary has received any written notice, claim, demand or request for information from a Governmental Authority or other Person alleging or otherwise indicating that any Target, Subsidiary or Property may incur material liability under any Environmental Law or is not or has not been in material compliance with any Environmental Law;

(b)   There is no pending, and none of the Sellers, any Target or any Subsidiary has received written notice of any threatened investigation by any Governmental Authority with respect to any of the Properties relating to Hazardous Substances or otherwise relating to any Environmental Law;

(c)   Each Target and each Subsidiary and each Property has complied at all times and in all material respects with all Environmental Laws and holds all material Environmental Permits;

(d)   No Property has been contaminated with any Hazardous Substance (including soils, groundwater, surface water, buildings or other structures) in a manner that could be expected to require investigation, remediation or other action pursuant to any Environmental Law;

(e)   The Targets, the Subsidiaries and the Properties are not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to obligations or liability under any Environmental Law;

The Sellers have delivered to the Buyer copies of all material environmental reports, studies, assessments, Environmental Permits, sampling data and other environmental analyses in their possession relating to the Properties or any current operations.

For purposes of this Agreement:

"Environmental Laws" means: any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

"Environmental Permits" means all Permits under any Environmental Law.

"Hazardous Substances" means: (i) those substances defined as a pollutant, contaminant or toxic or hazardous substance or waste in, or otherwise or regulated under, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder and (ii) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Section 3.16	Material Contracts.

(a)   Schedule 3.16(a) lists each of the following types of Contracts to which any of the Targets or the Subsidiaries is a party or by which any of their assets are bound (such Contracts as described in this Section 3.16(a) being "Material Contracts"):

(i)           all Contracts that provide for or will be reasonably likely to result in payment or receipt by any Target or any Subsidiary of more than $1,000,000 in any year, including any such Contracts with customers or clients;

(ii)          all Contracts relating to indebtedness for borrowed money;

(iii)         any Contract, as amended, pursuant to which any Target or any Subsidiary leases any portion of any of the Properties to any third party, including any and all amendments, supplements or other modifications thereto (each a "Lease" and collectively, the "Leases"; it is agreed that the term "Lease" does not include any subleases, licenses and occupancy agreements entered into by tenants under the Leases but does include the Subsidiaries' rights under any consent agreement executed in connection therewith) and any guaranties or indemnities or other collateral agreements in support of any Lease;

(iv)         all Contracts that limit or purport to limit the ability of any Target or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)          the Extell Purchase Agreement, 555 Purchase Agreement and 1290 Purchase Agreement;

(vi)         all management agreements;

(vii)        all brokerage arrangements;

(viii)      all joint venture, partnership or similar agreements or arrangements with any Person other than another Target or Subsidiary;

(ix)         all Contracts with any Seller or Affiliate of any Seller; and

(x)          all other Contracts entered by a Target or Subsidiary with any other Person that is a direct or indirect owner of any equity interest in any of the Hudson Waterfront Partnerships (other than the Partnership Agreements).

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract (i) is valid and binding on the applicable Target or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) are not obtained. Except as set forth in Schedule 3.16(b), no Target nor any Subsidiary is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers have delivered to the Buyer true and complete copies of all Material Contracts.

Section 3.17      OFAC List. None of the Sellers is (i) identified in the OFAC List (as hereinafter defined) or (ii) a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term "OFAC List" shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the United States Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the United States Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

Section 3.18      Brokers. Except for CB Richard Ellis, Inc. and Sutton Canyon Capital Corp., the fees of which will be paid by the Buyer pursuant to Section 2.8 hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller, Target or any Subsidiary or any Affiliate of any of them.

Section 3.19      Rent Roll.

(a)   The rent rolls for the Properties provided by the Sellers to the Buyer and attached as Schedule 3.19(a) (the "Rent Rolls") have been prepared in the ordinary course of business by the respective building managers for each of the Properties. The Sellers make no representations or warranties regarding the accuracy or completeness of the Rent Rolls.

(b)   The Sellers have provided the Buyer with a true and complete copy of (i) the most recent annual escalation statement for the 555 Property and for the 1290 Property and (ii) the most recent monthly tenant bills for the 1290 Property.

Section 3.20      Americans with Disabilities Act. None of the Targets or the Subsidiaries has received written notice since January 1, 2004 that any Target or Subsidiary is the subject of any pending suit or proceeding alleging that it is not in compliance with the Americans With Disabilities Act (the "ADA") or has received any written notice that any of the Properties is not in compliance with the requirements of the ADA or is subject to any order, settlement, consent, decree or judgment relating to the ADA.

Section 3.21      Tenant Improvement Allowances; Brokerage Commissions. Except as set forth on Schedule 2.6, to the Knowledge of the Sellers, (i) there are no Tenant Improvement Allowances and (ii) there are no Brokerage Commissions, in either case owing, or that will become payable, in respect of any of the Leases executed prior to the date hereof (but excluding amounts due upon any renewals or extensions of such Leases or for any must-take space or option space under such Leases).

Section 3.22      Other Property.

(a)   Other than immaterial leases for use in a manner that could not reasonably be expected to expose any such entity to remedial responsibilities or liability pursuant to any Environmental Law, the Targets and Subsidiaries have not owned or leased any real property except for the Properties or the real property exchanged by the Hudson Waterfront Partnerships and their Subsidiaries pursuant to the Extell Purchase Agreement.

(b)   The Targets and Subsidiaries do not currently lease any real property or interest therein from any Person.

Section 3.23      Zoning. None of the Sellers or any of the Targets or the Subsidiaries has received any written notice from any Governmental Authority to the effect that any condemnation, taking by power of eminent domain or similar proceeding or rezoning proceeding is pending with respect to any of the Properties.

Section 3.24      No Purchase Rights. No Person has any option to purchase, right of first refusal to purchase or other similar purchase right with respect to any of the Properties.

Section 3.25      Labor Matters. None of the Targets or Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and, to the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor organization or labor union.

Section 3.26       Exclusivity of Representations and Warranties. Neither the Sellers nor any of their Affiliates or Representatives are making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Targets and the Subsidiaries), except as expressly set forth in this Agreement, including the Schedules and the Sellers hereby disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1         Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2        Authority. The Buyer has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3        No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)           conflict with or violate the organizational documents of the Buyer;

(ii)          conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)   The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) such filings as may be required by any applicable federal or state securities or "blue sky" laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4         Financing. The Buyer has access to sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.

Section 4.5        Brokers. Except for Sutton Canyon Capital Corp. and CB Richard Ellis, Inc., the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6        Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.7         Condition of the Targets, the Subsidiaries and the Properties; Representations and Warranties of the Sellers.

(a)   The Buyer is a sophisticated purchaser and has made its own independent investigation and analysis, basing its valuation of, and decision to purchase, the Shares and to enter into the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party upon such investigation and analysis. This investigation and analysis was conducted by the Buyer together with its expert advisors and other Representatives that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Properties and to other information that they have requested in connection with such investigation and analysis. The Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by any of the Sellers, the Targets or the Subsidiaries or any of their Affiliates or Representatives, except as expressly set forth in this Agreement, including the Schedules and the Ancillary Agreements. The Buyer acknowledges that, except as specifically provided in this Agreement or any of the Ancillary Agreements, should the Closing occur, the Buyer shall acquire the Targets without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, including the Subsidiaries and the Properties and the Buyer has not relied upon any oral or written information from, including without limitation, any estimates, projections or forecasts prepared by, any of the Sellers, the Targets or any of their Affiliates or Representatives or any employees, agents, consultants, advisors or representatives of the foregoing. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that except as may be expressly set forth in this Agreement or any Ancillary Agreements, the Buyer is acquiring the assets of the Targets, including the Subsidiaries and the Properties, "AS IS" and "WHERE IS" on the Closing Date and, except as expressly set forth in this Agreement, the Sellers are not making any representation or warranty, express or implied, and the Buyer has not relied on any representation or warranty, express or implied, regarding the Targets or their assets, including the Subsidiaries and the Properties, including, without limitation, any representation or warranty with respect to (i) the business or financial condition of any tenant of any Property, (ii) the physical condition of any improvement or any other property comprising all or a part of any Property or any other portion of the Property, or its fitness, merchantability or suitability for any use or purpose, (iii) the Leases, rents, income or expenses of any Property or any other portion of the Property or (iv) the current or future use of any Property or any other portion of the Property, including, but not limited to, use for commercial retail, industrial, residential or other purposes. Sellers are not liable or bound in any manner by any verbal or written statements, representations, real estate brokers' "set-ups", offering memoranda or information pertaining to the Properties furnished by any real estate broker, advisor, consultant, agent, employee, representative or other Person.

(b)   Neither the Sellers nor any Target or Subsidiary represent or warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or tenancy in accordance with Section 5.1(i) prior to Closing by reason of the tenant's default shall not affect the obligations of the Buyer under this Agreement in any manner or entitle the Buyer to an abatement or credit against the Purchase Price or give rise to any other claim by the Buyer.

(c)   In addition to, and not by way of limitation of Sections 3.9 and 4.7(a), but subject to the other provisions of this Agreement, including Section 8.3(a), the Buyer acknowledges that, upon the Closing, it shall purchase interests in the Properties subject to all violations of law, notes or notices of violations of law or governmental ordinances, orders or requirements noted in or issued by the New York City Department of Housing and Buildings, Fire, Labor, Health, Air Resource, Emergency Repair, Highway and the equivalent agencies in the City of San Francisco or any other municipal department, agency or bureau having jurisdiction related to the Properties that are not Monetary New Title Matters. Without limiting the generality of the foregoing, except as set forth in Sections 5.1 and 5.16 of this Agreement, none of the Sellers, the Targets, the Subsidiaries or any of their Affiliates or Representatives or any employees, agents, consultants, advisors or representatives of the foregoing shall be required to remove or comply with any violations, notes, notices, orders, requirements or liens which (i) arise in connection with New York City Local Law 5/73, 10/80, 10/81, 62/81, 16/84, 80/85, 76/85 and 58 and equivalent or similar municipal laws and ordinances of the City of San Francisco or (ii) a tenant is required to remove or comply with pursuant to the terms of its Lease, and such violations, notes, notices, orders, requirements or liens shall not be deemed to be an objection to title. Notwithstanding the foregoing provisions of this paragraph (c), if any of the matters described in this paragraph (c) have, as of the Closing Date, been liquidated to a monetary fine or penalty, then to the extent not previously paid such matters are "Other Liabilities" and the Sellers shall bear such amount in accordance with Sections 2.6 and 2.7 hereof.

ARTICLE V

COVENANTS

Section 5.1         Conduct of Business Prior to the Closing. Except as provided in this Agreement, between the date hereof and the Closing, unless the Buyer shall otherwise agree in writing, the Sellers shall cause the business of the Targets and the Subsidiaries to be conducted only in the ordinary course of business in all material respects and shall use their commercially reasonable efforts to preserve intact in all material respects the business of the Targets and the Subsidiaries and the relationships of the Targets and the Subsidiaries with their respective lessees, suppliers, creditors and employees. Except as expressly provided in this Agreement, between the date hereof and the Closing, without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall cause each Target and Subsidiary not to and shall not permit any Target or Subsidiary to, and no Target or Subsidiary will:

(a)   amend or otherwise change its certificate of incorporation, certificate of formation or certificate of limited partnership or its bylaws, limited liability company agreement or limited partnership agreement or equivalent organizational documents;

(b)   issue or sell equity securities, capital stock or equity interests of any Target or Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity securities, capital stock or other equity interests;

(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, or make any other payment on or with respect to any of its equity securities, except for dividends or distributions made to a Target or to a Subsidiary;

(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity securities, capital stock or equity interests or make any other change with respect to its capital structure;

(e)   (i) acquire or otherwise become the owner of any corporation, partnership, limited liability company, other Person or division thereof or (ii) acquire or otherwise become the owner of any other assets, other than (A) assets acquired in the ordinary course of business in an amount for all assets covered by this clause (A) not in excess of $1,000,000 in the aggregate, and (B) assets acquired pursuant to paragraph (j) of this Section 5.1;

(f)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any Target or Subsidiary;

(g)   incur any indebtedness for borrowed money, other than (i) indebtedness of the Hudson Waterfront Partnerships or their Subsidiaries owed to any other Hudson Waterfront Partnership or Subsidiary thereof and (ii) indebtedness of any Target or Subsidiary wholly-owned by a Target owed to any Target or Subsidiary wholly-owned by a Target, or issue any debt securities;

(h)   amend, revise, renew or terminate any Material Contract (other than the Leases, which are the subject of paragraph (i) below), except in the ordinary course of business consistent with past practice, or increase any existing obligations in any material respect or enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into in the ordinary course of business (including Contracts with customers, vendors or clients);

(i)    (1) amend or modify any Lease or any related document or terminate or accept or consent to the surrender or assignment of any Lease, in each case without the Buyer's written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that the Targets and Subsidiaries shall have the right, without the Buyer's consent, to enter into any modification or amendment of any Lease to the extent required of the landlord pursuant to the terms of any Lease or required by Law or that is entered into to effectuate or memorialize the exercise of any right, remedy or option exercisable by the Tenant 'as of right' pursuant to the terms of any Lease or pursuant to any Law; (2) apply any security being held under any Lease (unless and until the Lease has terminated and the tenant under the Lease has vacated the premises demised thereby); or (3) enter into any new lease or renew or extend any Lease in existence as of the date hereof or entered into as permitted herein without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed (and upon effectiveness, any new lease approved by the Buyer as provided herein shall thereafter be deemed a Lease for purposes of this Agreement); provided, however, that the Targets and Subsidiaries shall have the right without the Buyer's consent to renew or extend any Lease as necessary to reflect the exercise by the tenant of any "as of right" renewal or extension under the terms of such Lease;

(j)    authorize, or make any commitment with respect to any capital expenditures, to the extent the commitments that will remain outstanding following the Closing could reasonably be expected to exceed $500,000 for any single expenditure or $5,000,000 in the aggregate for all such capital expenditures, other than those capital expenditures (i) at any of the Properties if and to the extent reflected but not yet paid in the 2006 and 2007 capital budgets for that Property attached as Schedule 5.1(j), (ii) required of the landlord pursuant to the applicable Lease or (iii) determined by the Sellers to be necessary to address an emergency arising at the relevant Property;

(k)   cancel or otherwise fail to maintain or cause to be maintained all material policies of insurance currently in effect with respect to each of the Properties, which policies (or comparable replacements thereof) shall not be changed as to coverage terms or amounts (including limits and deductibles) in any material respect from the terms of the Insurance Policies;

(l)    create, or authorize any Person to create, any Encumbrance other than a Permitted Encumbrance against the Properties other than Encumbrances existing on the date hereof;

(m) (i) grant or announce any increase in the salaries, bonuses, severance or other benefits payable by any Target or Subsidiary to any of their employees or (ii) terminate, establish, adopt, enter into, amend or otherwise modify any equity incentive compensation or employee benefit plan or any employment, severance, change in control or similar Contract with any employee, director, officer or consultant, other than, in either case, as required by Law or pursuant to any written plans, programs or agreements existing on the date hereof;

(n)   initiate or settle any litigation or other claim or Action involving any of the Targets or Subsidiaries or Properties (including the Legal Action), provided, however, that the Sellers may settle litigation against a Target or Subsidiary arising in the ordinary course of business so long as the amount of the claim is not material in the context of the Property to which it relates, the settlement involves only the payment of money and does not result in any admission of guilt or involve the imposition of any limitation or restriction upon any Target or Subsidiary and the settlement is fully covered by insurance (other than any deductible amount related thereto) in favor of the relevant Target or Subsidiary;

(o)   make any material changes in its accounting methods, policies, procedures, principles or practices;

(p)	change any method of Tax accounting;

(q)   intentionally take, or intentionally cause or authorize any Subsidiary or other Person to take, any action that constitutes or reasonably could be expected to result in an Event of Default (as such term is defined in the applicable Debt Agreement); or

(r)	agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing in this Section 5.1 shall be deemed to require any of the general partners of the respective Hudson Waterfront Partnerships to take any action or fail to take any action with respect to the conduct of the business of the Hudson Waterfront Partnerships in contravention of (i) the duties of the general partners under the applicable Partnership Agreements, (ii) the Debt Agreements and the other loan documents related thereto or (iii) applicable Law.

Section 5.2	Dissolution of HWA II.

(a)   At or prior to the Closing, the Sellers shall cause the dissolution of HWA II pursuant to Section 17.1 of the HWA II Partnership Agreement.

(b)   Prior to the dissolution of HWA II, the assets of HWA II shall be liquidated and the proceeds thereof shall be distributed to the partners of HWA II in accordance with Section 17.2(a) of the HWA II Partnership Agreement, other than the following assets, which shall be distributed in kind as follows:

(i)           interests in the Mortgage Note in the principal amount of $140,000,000, dated November 3, 2005, by CRP/Extell Parcel N, L.P. ("Extell") in favor of LaSalle Bank, as trustee for the benefit of HWA V, and payable to HWA II pursuant to the Allonge, dated April 26, 2006 (the "HWA Extell Note"), shall be distributed to Hudson Westside Associates II, L.P. (the "Westside II Partnership"), which shall distribute the interests in the HWA Extell Note to the entities identified in Schedule 5.2(b)(i);

(ii)          the Mortgage Note in the principal amount of $60,000,000, dated as of November 3, 2005, by Extell in favor of LaSalle Bank, as trustee for the benefit of HWA V, and payable to HWA II pursuant to the

Allonge, dated April 26, 2006, shall be distributed to Trump or his designee; and

(iii)        the intercompany notes in the principal amount of up to $250,000,000, dated as of April 1, 2005, by HWA I in favor of HWA II (the "Original Intercompany Notes") shall be canceled and reissued as follows:

(A)         11 or more promissory notes by HWA I, HWA III, HWA IV and HWA V with an aggregate principal amount equal to 70% of the aggregate principal amount of the Original Intercompany Notes in favor of HWA II in the principal amounts set forth in Schedule 5.2(b)(iv) (collectively, the "Partnership Intercompany Notes"), which shall be distributed to the Westside II Partnership which shall distribute the Partnership Intercompany Notes to its beneficial owners as set forth in Schedule 5.2(b)(iv);

(B)         upon receipt by the Westside II Partnership of the Partnership Intercompany Notes, the Westside II Partnership shall distribute the Partnership Intercompany Notes to the entities identified on Schedule 5.2(b)(i);

(C)         promissory notes with an aggregate principal amount equal to 30% of the aggregate principal amount of the Original Intercompany Notes, by HWA I, HWA III, HWA IV and HWA V in favor of Trump (the "Trump Intercompany Notes"), and the Trump Intercompany Notes shall be distributed to Trump.

(c)   The Sellers shall provide the Buyer with reasonable opportunity to review and comment upon the documentation required to consummate the transactions contemplated by this Section 5.2 and Section 5.3, and the Sellers shall consider such comments in good faith before proceeding with any such transactions.

Section 5.3	Distributions.

(a)   Following the receipt by the entities identified in Schedule 5.2(b)(i) of the interests in the HWA Extell Note and the Partnership Intercompany Notes, at or prior to the Closing, each Target shall distribute, or cause to be distributed, its respective interest in the entities identified in Schedule 5.3(a) to such Target's parent-Seller, after which the entities identified in Schedule 5.2(b)(i) shall distribute the Partnership Intercompany Notes to their respective parent-Sellers as part of the liquidation for federal income tax purposes of the entities listed on Schedule 5.3(a), which liquidation may occur as a result of such entity’s actual or deemed (by reason of a conversion into a limited liability company) liquidation once such entity is owned by its respective parent-Seller. It is agreed that the Buyer shall acquire no interest in the entities identified in Schedule 5.3(a) and the HWA Extell Note and that the Partnership Intercompany Notes shall be sold to the Buyer as set forth herein.

(b)   Prior to the Closing Date, (i) all Subsidiaries that have borrowed from Lenten Lily Limited shall repay all principal and accrued interest (less withholding Tax of 30%) owed to Lenten Lily Limited, and shall furnish the Buyer upon request with evidence that all such withholding Taxes have been paid over; (ii) Lenten Lily Limited shall elect to be treated as a disregarded entity for United States federal income tax purposes under Treasury Regulations

Section 301.7701-3 and shall thereafter transfer its entire interest in the entities identified in Schedule 5.3(b) to its parent corporation, Lokeren Co. Ltd.; after which (iii) Lokeren Co. Ltd. shall distribute (A) any other assets of Lenten Lily Limited that it receives as a distribution from Lenten Lily Limited and (B) the shares of Lenten Lily Limited to the parent-Seller of Lokeren Co. Ltd.

Section 5.4	Covenants Regarding Information.

(a)   From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall, and shall cause the Targets and the Subsidiaries to, afford the Buyer and its Representatives reasonable access to the Representatives of each Seller and of each Target and Subsidiary, including, but not limited to, the Targets' registered agents in the British Virgin Islands, properties, offices, plants and other facilities, books and records (including any Tax Returns) of the Targets and the Subsidiaries, and shall cause the Targets and the Subsidiaries to furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer's expense, during normal business hours, under the supervision of the Sellers or their designee and in such a manner as not to interfere unreasonably with the normal operations of the Targets and the Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Targets nor any Subsidiary shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Sellers' reasonable judgment, after consultation with legal counsel, (i) jeopardize any attorney-client, work product or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. On or prior to the Closing, the Sellers shall, and shall cause their respective Representatives to, deliver to the Buyer originals (or, if originals are not available, copies) of all books and records relating to the ownership or operation of the Targets and Subsidiaries within such parties' possession, other than any materials (i) located in the offices of HWA 1290 Management Member, LLC and any offices of the managers of the Properties, (ii) in the possession of PricewaterhouseCoopers LLP, or (iii) in the possession of the Targets' registered agents in the British Virgin Islands.

(b)   In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Targets and the Subsidiaries), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer's document retention policy, the Buyer shall (i) retain the books and records relating to the Targets and the Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Sellers in writing at least 30 days in advance of destroying any such books and records in order to provide the Sellers the opportunity to copy (or obtain the originals of) such books and records in accordance with this Section 5.4(b).

Section 5.5         Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the other party's conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.

Section 5.6           Resignations. The Sellers will deliver at the Closing the resignation of all of the directors, managers, general partners and officers of the Targets and the Subsidiaries, effective as of the Closing, except for such directors, managers, general partners or officers that the Buyer specifies in writing to the Sellers prior to the Closing Date.

Section 5.7            Confidentiality. For a period of six years from the Closing, each Seller shall and shall cause its Affiliates and Representatives to keep confidential all information, knowledge and data of or relating to the Targets and the Subsidiaries and shall not provide such information to any Person without the consent of the Buyer; provided, however, that the Sellers may disclose such information, knowledge and data to the extent required or requested pursuant to the rules and regulations of any applicable stock exchange, any proceedings before or Order by any Governmental Authority or subpoena, deposition, interrogatory, civil investigative demand or other applicable Law.

Section 5.8        Consents and Filings; Further Assurances.

(a)   The Sellers agree to provide the Buyer with any cooperation reasonably requested by the Buyer in connection with obtaining the Debt Consents and Non-Consolidation Opinion set forth in paragraphs (b) and (c), below.

(b)   The Buyer shall use its commercially reasonable efforts to obtain the Debt Consents. Without limiting the generality of the foregoing, promptly following the date hereof, the Buyer shall submit a written request for the Debt Consents to the applicable lenders in accordance with the terms of the 555 Mezzanine Debt Agreements and the 555 Senior Debt Agreement. In addition, the Buyer shall (i) use commercially reasonable efforts to promptly respond to any subsequent requests of, and supply any information reasonably requested by, the lenders and (ii) pay any and all fees and expenses as set forth in the 555 Mezzanine Debt Agreements and the 555 Senior Debt Agreement. As used in this paragraph (b), the phrase "commercially reasonable efforts" will not be interpreted as requiring the Sellers or the Buyer to prepay any principal or to agree to supplement or otherwise modify in any material respect any terms of the underlying indebtedness in a manner adverse to the Buyer or any Target or Subsidiary, or to bring any lawsuit or incur any other material expense (other than customary legal and administrative costs associated with such actions).

(c)   The Buyer shall use its best efforts to deliver to the Lender (as defined therein) under the 1290 Senior Debt Agreement a non-consolidation opinion in form acceptable to the Lender and the Ratings Agencies (as defined in the 1290 Senior Debt Agreement) (the "Non-Consolidation Opinion") in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that as used in this paragraph (c), the phrase "best efforts" shall not be interpreted to require the Buyer to alter the manner in which it acquires the Shares or to prepay principal or to agree to supplement or otherwise modify the terms of the Debt or to bring any Action.

(d)   Prior to the Closing, each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the Properties or the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any

Governmental Authority in response thereto. Prior to the Closing, neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to any of the Properties, the Targets, the Subsidiaries or the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Prior to the Closing and subject to the Confidentiality Agreements, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e)   Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to contracts to which any Target or Subsidiary is a party that have not been and may not be obtained. Except as otherwise provided in this Agreement (including Sections 8.3 and 9.2), the Sellers and their Affiliates shall have no liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof.

Section 5.9         Public Announcements. The Sellers and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation unless the requirements of any Governmental Authority makes providing such prior consultation and review impracticable.

Section 5.10      Directors' and Officers' Indemnification. For a period of six years following the Closing, the Buyer agrees that it will continue to cause each Target and Subsidiary to indemnify and hold harmless each present and former director, officer, employee and manager (each a "Covered Person") of such Target or Subsidiary against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that such Target or Subsidiary is permitted under the Laws of its applicable jurisdiction of organization and required pursuant to its certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents in effect on the date hereof to indemnify such Covered Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, however, that such Covered Person must provide an undertaking to such Target or Subsidiary (as appropriate) to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such Covered Person is not entitled to indemnification; and provided further, however, that, to the fullest extent permitted: (i) the Buyer or such Target or Subsidiary shall have the right to assume the defense thereof, and neither the Buyer nor any Target or Subsidiary shall be liable to any such Covered Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Covered Person in connection with the defense thereof, except that if the Buyer or such Target or Subsidiary elects not to assume such defense or counsel for such Covered Person advises that there are issues which raise conflicts of interest between the Buyer or such Target or Subsidiary and such Covered Person, such Covered Person may retain counsel satisfactory to it, and the Buyer or such Target or Subsidiary shall pay all reasonable fees and expenses of such counsel for such Covered Person promptly as statements therefor are received; provided, however, that whether or not the Buyer or such Target or Subsidiary assumes the defense of a Covered Person, the Buyer or such Target or Subsidiary shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such claim without such Covered Person's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise includes as one of its terms the complete release of the Covered Person without any admission of guilt; and provided further, however, that the Buyer and such Target or Subsidiary shall be obligated pursuant to this Section 5.10 to pay for only one firm or counsel for all Covered Persons in any jurisdiction unless the use of one counsel for such Covered Persons would present such counsel with a conflict of interest, provided that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) such Covered Persons will reasonably cooperate in the defense of any such matter; and (iii) none of the Buyer or any Target or Subsidiary shall be liable for any settlement effected without the prior written consent of the Buyer or such Target or Subsidiary, as applicable. For the avoidance of doubt, nothing in this Section 5.10 shall supersede or modify the Indemnification Agreement or in any way affect the parties' obligations pursuant to the Indemnification Agreement.

Section 5.11         Release. Effective as of the Closing Date and except as otherwise provided by Section 5.10 and except as set forth in the Indemnification Agreement, the Sellers do hereby, on behalf of themselves and each of their respective Affiliates, successors and assigns, release and forever discharge each of the Targets, the Subsidiaries, their Affiliates and their respective successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers or employees of any Target or any of the Subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Closing Date, including in connection with the transactions and all other activities contemplated by this Agreement.

Section 5.12         Legal Action. From the date hereof and continuing through Closing, the Sellers shall, and shall cause their respective Affiliates to, provide the Buyer with copies of all pleadings, Orders, requests for information or meetings, correspondence and other similar materials received or sent by them relating to the Legal Action or any related proceedings, Actions or claims promptly upon receipt or delivery thereof, as applicable. In addition, the Sellers agree to provide the Buyer with notice of any actual or proposed hearing or other proceeding relating to the Legal Action or any related proceedings, Actions or claims promptly upon receipt or prior to delivery by any of the Sellers, any Target or any Subsidiary of notice thereof. At least 24 hours prior to submission, the Sellers shall provide the Buyer with the right to review and to consult with the Sellers, the Targets, the Subsidiaries and their counsel on any pleadings or other submissions relating to the Legal Action or other related proceeding, Action or claim, unless the same involves an emergency filing, in which case the Sellers shall provide the Buyer the right to review and to consult at least 12 hours prior to submission. If counsel for the Buyer objects to any such filing or other submission, the parties and their respective counsel shall confer in good faith in an effort to reach agreement on such filing or other submission, and the Sellers shall not submit, or permit the submission of, any such filing or other submission without the Buyer's prior approval, which will not be unreasonably withheld or delayed. The Sellers also agree to apprise the Buyer on the status of the Legal Action and any related proceedings, Actions or claims as and when requested and promptly upon the Sellers' becoming aware of any material development therein.

Section 5.13         Estoppel Certificates. Within 10 Business Days after the date hereof, the Sellers shall cause the Subsidiary that owns the relevant Property to prepare and deliver to each of the tenants at that Property (with a blind copy to the Buyer concurrently therewith), an estoppel certificate in the applicable form attached hereto as Exhibit 5.13, in each case completed to reflect the terms of such tenant's lease and related tenancy (each, an "Estoppel Certificate"). Subject to the next sentence, the Sellers shall (i) direct the building manager for the relevant Property to attempt to obtain a completed and original countersigned Estoppel Certificate from each such tenant; and (ii) deliver to the Buyer a copy of each completed and countersigned Estoppel Certificate and any other response or related correspondence from each such tenant (any such Estoppel Certificates and information contained therein received by the Buyer shall be deemed to be Information (as defined in the Confidentiality Agreements)). The parties understand and agree that receipt of completed Estoppel Certificates from the above-referenced tenants is not a condition precedent to any of the Buyer's obligations as set forth in this Agreement. The Buyer shall not contact any of the tenants of the Properties with respect to their Leases or the transactions contemplated herein prior to the Closing without the prior written consent of the Sellers, which consent may be withheld in the Sellers' sole discretion. Except as provided in this Section 5.13, the Sellers shall have no other obligations hereunder or under any Ancillary Agreements with respect to estoppel certificates.

Section 5.14         Personal Property. The Sellers shall not, and shall cause the Targets and Subsidiaries not to, remove any personal property from the Properties.

Section 5.15         Other Transfers of Condominiums. The Sellers shall use their commercially reasonable efforts to complete the sales of the Condominiums on or prior to March 31, 2007. If HWA I or HWA II continue to own any of the Condominiums on March 30, 2007, the Sellers shall cause HWA I and HWA II to sell their interests in the Condominiums to HWA III on March 31, 2007 for an amount equal to 95% of the contract price for such Condominiums as of the date hereof. Any gain realized upon the sale of any interests in the Condominiums shall be recognized in the tax year ending March 31, 2007, and any unpaid income tax liabilities associated with such gain shall constitute "Other Liabilities" and shall be borne by the Sellers in accordance with Sections 2.6 and 2.7 hereof.

Section 5.16       Elimination of New Title Matters.

(a)   The Sellers shall cause the Targets and Subsidiaries to satisfy, cure or otherwise cause the elimination of any Voluntary Title Matters prior to the Closing.

(b)   Either (i) the Sellers shall cause the Targets and Subsidiaries to satisfy, cure or otherwise cause the elimination of any Monetary New Title Matters prior to the Closing or (ii) elect to treat such Monetary New Title Matters as "Other Liabilities" (pursuant to clause (vi) of that definition) to be borne by the Sellers in accordance with Sections 2.6 and 2.7 hereof; provided, however, that if the aggregate amount of all Monetary New Title Matters (but specifically excluding for purposes of this subparagraph any Voluntary Title Matters, which are addressed in clause (a) above and which shall not be considered when determining the dollar amounts set forth in this paragraph 5.16(b)) exceeds $15,000,000 (such excess amount, the "Excess Amount"), the Sellers shall have the option, but shall have no obligation, to cause the Targets and Subsidiaries to satisfy, cure or otherwise cause the elimination of, or elect to treat as an "Other Liability," such Excess Amount. If the Sellers are not willing to cause the removal of, or elect to treat as an "Other Liability," the Excess Amount, then the Sellers shall give written notice of the same to the Buyer promptly upon the Sellers first becoming aware of the Excess Amount (which notice will state the Sellers' unwillingness to remove, or to treat as an "Other Liability," the Excess Amount prior to the Closing, it being understood that (x) the Sellers will not be required to remove, or elect to treat as an "Other Liability," any Excess Amount unless the Sellers separately undertake to do so in their discretion, and also that (y) in any event the Sellers will, in every instance, be responsible for causing the removal of all Voluntary Title Matters). If the Sellers are not willing to remove, or elect to treat as an "Other Liability," the Excess Amount, the Buyer shall have the right, in the Buyer’s discretion, either to (1) waive the Excess Amount and proceed to Closing (in which case the Sellers will only be required to remove or treat as an "Other Liability" the first $15,000,000 of Monetary New Title Matters, and to remove such portion of the Excess Amount as the Sellers, and the Buyer shall agree) or (2) terminate this Agreement. The Buyer shall exercise its right to elect either clause (1) or (2) of the foregoing sentence by providing written notice of such election to the Sellers within the earlier of 20 days after receipt of notice from the Sellers as set forth above or the then-scheduled Closing Date.

Section 5.17         Preparation of Financial Statements. The Sellers agree that they will assist the Buyer, at the Buyer's expense, to produce financial statements for the Properties satisfying the requirements of Regulation S-X promulgated under the U.S. securities laws as and when needed to satisfy the Buyer's public reporting obligations in connection with the transactions contemplated hereby, and permit the Buyer's independent registered public accounting firm access to the books and records of the Targets and the Subsidiaries for the purpose of conducting an audit of such financial statements. The Sellers agree to use commercially reasonable efforts to cause the Targets and Subsidiaries to give the Buyer and its accountants access to such of its books and records relating to the Targets, Subsidiaries and Properties and to direct their internal and external property management personnel to cooperate with the Buyer and its accountants, in each case to the extent necessary to enable the Buyer and the accountants to produce and, where applicable, audit financial statements for the Properties. Notwithstanding anything to the contrary contained in this Section 5.17, the Buyer acknowledges that the Sellers and the general partners of the Hudson Waterfront Partnerships have limited resources and are engaged in the preparation of the audited financial statements for the Properties for the 2006 fiscal year as required by the Debt Agreements. Accordingly, the Buyer shall use its commercially reasonable efforts to minimize any interference with the preparation of such financial statements.

Section 5.18         Termination of 401(k) Plan. Prior to the Closing, the Sellers shall execute the 401(k) Resolutions pursuant to which the general partner of HWA I shall terminate each Employee Plan that includes a Code Section 401(k) arrangement.

Section 5.19         Termination of Management Agreements. Within five Business Days of the date hereof, the Sellers shall (i) cause HWA I to deliver a notice of termination of the Asset Services Agreement, dated as of March 1, 2006, between HWA I and Shorenstein Realty Services, L.P, pursuant to Section 4.1(c) thereof and (ii) cause HWA 555 Owners, LLC to deliver a notice of termination of the Building Management Agreement, dated as of March 1, 2006, by and between HWA 555 Owners, LLC and Shorenstein Realty Services, L.P, pursuant to Section 5.1(c) thereof. The Sellers make no representations with respect to the timeliness or effect of such notice and shall have no liability to the Buyer for any claims resulting therefrom.

Section 5.20         Conversion of Shares. Prior to the Closing, the Sellers shall cause all of the Shares that are bearer shares to be exchanged for registered shares in the applicable Targets, and the Sellers shall cause their Representatives to replace any Shares that have been lost, stolen or destroyed prior to such conversion.

Section 5.21         Further Assurances. At any time following the Closing, the Sellers shall and shall cause their Affiliates to promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Buyer to vest more effectively in the Buyer ownership of the Shares and the Partnership Intercompany Notes; provided, that the Buyer shall pay any actual and reasonable third-party fees, costs or expenses incurred by the Sellers in connection therewith and that such assurances or other documents do not create any further obligation on or impair any right of the Sellers.

ARTICLE VI

TAX MATTERS

Section 6.1           Cooperation. The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, and participating in or conducting any audit or other proceeding in respect of Taxes. The Sellers and the Buyer shall make themselves (and their respective Representatives and employees) available on a basis mutually convenient to both parties to provide explanations of any Tax Returns or information provided under this Section 6.1. Each of the Sellers and the Buyer shall retain all Tax Returns in their possession relating to Tax matters relevant to the Targets and Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Buyer shall dispose of any such Tax Returns in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 30 days' prior written notice, to remove and retain all or any part of such Tax Returns as such other party may select (at such other party's expense). Any information obtained under this Section 6.1 shall be kept confidential as provided in the letter agreement regarding confidentiality being entered into between the Buyer and the Sellers concurrently herewith (including the exceptions permitted therein), except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 6.2        Taxes Generally. All Tax Returns of the Targets or Subsidiaries not required to be filed on or before the date hereof will, to the extent required to be filed on or before the Closing Date, be filed (or caused to be filed) by the Sellers when due and will be prepared (or caused to be prepared) consistent with past practice and in accordance with all applicable Laws. On or before the Closing Date, the Sellers shall prepare and file (or cause to be prepared and filed) Form 1065 for HWA I and Form 1120 for the Subsidiaries that are the direct or indirect partners of HWA I (and, in each case, any state and local equivalent Tax Returns) for the fiscal year ending March 31, 2007 (the "HWA I Tax Returns"). To the extent Tax Returns of the Targets or Subsidiaries are required to be filed after the Closing Date, but relate to taxable periods ending on or before the Closing Date, the Seller will prepare (or cause to be prepared) such Tax Returns consistent with past practice and in accordance with all applicable Laws, and will deliver such Tax Returns to the Buyer for filing. The Sellers will cause to be paid by the applicable Target or Subsidiary the amount of Taxes shown as due on the Tax Returns that are filed by the Seller pursuant to this Section 6.2. The Buyer shall cause the relevant Subsidiaries and/or Targets to file all other Tax Returns and, subject to the Sellers' obligation to indemnify the Buyer pursuant to Section 6.3, shall cause the relevant filing entities to pay all Taxes shown as due on such Tax Returns; provided, however, that any Tax Return prepared and filed by or at the direction of the Buyer that includes any period (or portion thereof) on or before the Closing Date (including a Straddle Period, as defined below) (x) shall report the Tax consequences of the property exchanges entered into by HWA III, HWA IV and HWA V in a manner consistent with the reporting of such exchanges on Form 1065 filed with respect to the fiscal year ending March 31, 2006; (y) shall be prepared consistent with past practices of the entity for which such Tax Return is filed, but only to the extent such past practices are in accordance with applicable Laws; and (z) shall be delivered to the Sellers for review no later than 10 days prior to filing and shall be revised to reflect any reasonable comments by the Sellers.

Section 6.3        Responsibility for and Apportionment of Taxes.

(a)   All Taxes relating to the Targets and the Subsidiaries for any taxable year or period (or portion thereof) ending on or prior to the Closing (including, for the avoidance of doubt, any Taxes arising from the sale of the Targets pursuant to this Agreement, the dissolution of HWA II and any corresponding assignments or distributions pursuant to Section 5.2 and the transactions described in Section 5.3) (the "Pre-Closing Tax Period") will be the responsibility of the Sellers, and the Sellers shall jointly and severally indemnify and hold the Buyer, the Targets and the Subsidiaries harmless with respect thereto. Except as otherwise provided herein, all Taxes relating to the Targets and the Subsidiaries for any taxable year or period (or portion thereof) beginning after the Closing (the "Post-Closing Tax Period") will be the responsibility of the relevant Target or Subsidiary and not of the Sellers. The Sellers shall also be liable, and shall jointly and severally indemnify the Buyer, the Targets and the Subsidiaries, for all Taxes imposed on any Target or any Subsidiary as a result of a failure of any of the representations and warranties in Section 3.14 to be true, and such representations and warranties shall survive for the relevant statute of limitations period for the Taxes in question. Notwithstanding anything in this Agreement to the contrary, to the extent Taxes relating to the Targets or the Subsidiaries for any Pre-Closing Tax Period are attributable to the Buyer's adoption, modification or termination of any Tax election, Tax year or method of Tax accounting, on or after the Closing Date (other than as expressly contemplated by this Agreement, required by applicable Laws or mandated by a Governmental Authority), such Taxes shall not be the responsibility of the Sellers, and the Sellers shall have no indemnification obligation for such Taxes. Any prepaid Taxes or estimated Tax payments made by a Target or a Subsidiary (or by the Sellers on behalf of a Target or a Subsidiary) on or prior to the Closing Date shall be allocated to the Sellers in determining the Sellers' obligations hereunder (including any Pre-Closing Adjustment Amount or Final Adjustment Amount). For certainty of interpretation, and for purposes of this Section 6.3(a), Taxes for a Pre-Closing Tax Period attributable to any public disclosure by the Buyer or its Affiliates that is required as a result of FASB Interpretation No. 48 shall remain the responsibility of the Sellers, and the Sellers shall have an indemnification obligation for such Taxes.

(b)   Whenever it is necessary for purposes of this Article VI to determine the liability for Taxes of any Target or any Subsidiary for any taxable period beginning on or prior to and ending after the Closing Date (a "Straddle Period"), the determination shall be made by assuming that the Target or the Subsidiary (as the case may be) had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

Section 6.4         Filing of Amended Tax Returns. Any amended Tax Return or claim for Tax refund with respect to a Target or Subsidiary to be filed after the Closing for a Pre-Closing Tax Period requires the consent of both the Sellers and the Buyer. The Buyer shall not make an election under Section 338(g) of the Code with respect to the acquisition of the Targets without the prior written consent of the Sellers.

Section 6.5        Refunds or Credits.

(a)   To the extent any refunds, interest or credits with respect to Taxes of a Target or a Subsidiary are attributable to a Pre-Closing Tax Period, such refunds, interest or credits shall be for the account of the Sellers. Notwithstanding the foregoing, any such refunds, interest, credits or offsets of Taxes shall be for the account of the Buyer to the extent such refunds, interest, credits or offsets of Taxes are (A) attributable (determined on a marginal basis) to the carryback from a taxable year or period that begins after the Closing Date of items of loss, deduction or credit, or other Tax items of any Target or any Subsidiary (or any of their respective Affiliates, including the Buyer) or (B) included in the Other Assets.

(b)   To the extent that any refunds, interest or credits with respect to Taxes of a Target or a Subsidiary are attributable to a Post-Closing Tax Period, such refunds, interest or credits shall be for the account of the Buyer. To the extent any refunds, interest or credits with respect to Taxes paid by a Target or a Subsidiary are attributable to a Straddle Period, such refunds, interest or credits with respect to Taxes shall be apportioned between the Sellers and the Buyer based on the appropriate allocation method set forth in Section 6.3. The Buyer shall forward to the Sellers or reimburse the Sellers for any such refunds, interest or credits that are for the account of the Sellers within 10 Business Days from receipt thereof by the Buyer or any of its

Affiliates, provided that solely with respect to any refunds, interest or credits related to Taxes, such amounts shall be subject to a right of set-off in respect of any claim a Buyer Indemnified Party may have against the Sellers.

Section 6.6	Tax Contests

(a)   The Buyer shall promptly notify the Sellers in writing upon receipt by the Buyer, any Target or any Subsidiary of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of any Target or any Subsidiary for which the Sellers would be required to indemnify the Buyer pursuant to Article VI, provided, however, that failure to comply with this provision shall not affect the Buyer's right to indemnification hereunder except to the extent such failure has materially prejudiced the Sellers' ability to defend the audit or assessment.

(b)   The interests of the Sellers in any Tax audit or administrative or court proceeding to the extent relating to taxable periods ending on or before the Closing Date or relating to any Straddle Period shall be determined based on procedures mutually agreed upon between the Sellers and the Buyer.

Section 6.7         Payment of Transfer Taxes. The Buyer shall pay all Transfer Taxes owing in respect of the transfer of the Shares from the Sellers to the Buyer as contemplated herein. The Sellers agree to cooperate with the Buyer in the preparation of and, where required, by joining as signatory to, the Tax Returns required in connection with the foregoing Transfer Taxes.

Section 6.8        Adjustment to Purchase Price. Any payment under article vi will be an adjustment to the purchase price to the extent permitted by applicable law.

ARTICLE VII

CASUALTY AND CONDEMNATION

Section 7.1         Casualty.

(a)   For purposes of this Article VII, the following terms shall have the following meanings:

"Major Casualty" means one or more fires or other casualties to any of the Properties that results in (1) aggregate Restoration Costs in excess of $45,000,000 at a Property, as determined on a Property by Property basis, and not on an aggregate basis among all of the Properties, (2) tenants holding Leases of more than 20% of the total rentable space in the applicable Property having a right to terminate their Leases (it being understood that any tenant that subsequently loses or waives such right to terminate in writing shall not be included in such calculation) or (3) receipt of notice from the Lender under the 1290 Senior Debt Agreement that the casualty (or, if applicable, condemnation) has resulted in an Event of Default (as defined in the 1290 Senior Debt Agreement) or otherwise allows the loan made pursuant to the 1290 Senior Debt Agreement to be declared due and payable (unless such Lender shall have waived in writing all such rights).

"Material Portion" shall mean a fee, leasehold, easement or other interest in any Property that reduces the value of such Property by more than $45,000,000.

"Restoration Costs" means, as of any date with respect to any fire or other casualty, the estimated total cost, as reasonably determined by an architect or engineer selected by Sellers and reasonably approved by the Buyers, to be incurred, from and after such date, to repair or restore the damage to any of the Properties caused by such fire or other casualty.

(b)   If, between the date hereof and the Closing, there shall occur one or more fires or other casualties affecting any or all of the Properties, or any portions thereof and the fires and/or other casualties do not constitute a Major Casualty, then (i) no party shall have any right to terminate this Agreement as a result thereof and (ii) if such fires or other casualties resulted in damages to the Properties, the Buyer shall acquire the Targets without reduction of or offset against the Purchase Price or any other claim against the Sellers except as may be expressly provided below. At Closing, the Sellers shall pay to the Buyer all insurance proceeds received by the Sellers or any of their Affiliates (other than a Target or a Subsidiary) in connection with such fires or other casualties (other than any business interruption or rent loss insurance attributable to the period prior to the Closing) and shall assign to the Buyer the Sellers' right, if any, to receive any insurance proceeds payable to the Sellers or any of their Affiliates (other than a Target or a Subsidiary) as a result of such fires or other casualties, provided, however, that the Sellers shall be entitled to retain (to the extent previously paid to the Sellers), and shall not be obligated to assign the right to receive (to the extent not previously paid to the Sellers), an amount of such insurance proceeds equal to the Sellers' expenses, if any, incurred by the Sellers or any of their Affiliates (including the Targets and Subsidiaries) in collecting such proceeds and undertaking any repairs of the Properties. Additionally, the Purchase Price shall be reduced by the deductible amount under such insurance policies.

(c)   If, between the date hereof and the Closing, there shall occur a fire or other casualty affecting the Properties, and the damage to any of the Properties (as determined on a Property by Property basis and not on an aggregate basis among all the Properties) results in a Major Casualty to such Property, then the Buyer shall have the option, to be exercised by notice given to the Sellers (a "Casualty Termination Notice") within 15 days after the date the Sellers deliver written notice to the Buyer of such fire or other casualty (including, in such notice, an affirmative statement that it is being given pursuant to this Section 7.1(c) and that if the Buyer fails to respond within 15 days of receipt the same will be deemed a waiver of the Buyer's termination right under this Agreement), to terminate this Agreement in its entirety. If the Buyer shall deliver a Casualty Termination Notice, then this Agreement shall terminate in its entirety (subject to Section 10.2) immediately upon receipt by the Sellers of such termination notice. If the Buyer shall elect to terminate this Agreement by delivering a Casualty Termination Notice, then (x) the Buyer shall be entitled to the return of the Escrow Fund and (y) no party hereto shall have any further obligations or liabilities to the other under this Agreement, except for those which expressly survive the termination of this Agreement as set forth in Section 10.2. If the Buyer does not elect to terminate this Agreement as provided in this Section 7.1(c), then this Agreement shall remain in full force and effect and, to the extent applicable, the provisions of Section 7.1(b) above shall apply to such damage and any insurance proceeds payable in connection therewith.

(d)   In no event shall the Sellers have any obligation to repair any damage or destruction to the Properties (except as provided in Section 5.1 of this Agreement), but the Sellers shall have the right to do so and utilize insurance proceeds for such purpose.

 Section 7.2        Condemnation.

(a)   If, between the date hereof and the Closing, and as determined on a Property by Property basis, any condemnation or eminent domain proceedings are initiated which would result in the taking of all or any Material Portion of a Property or that would result in the circumstances described in clause (2) or clause (3) of the definition of Major Casualty, then the Buyer may elect to terminate this Agreement by giving written notice of its election to the Sellers within 15 days after receiving written notice of such prospective taking (including, in such notice, an affirmative statement that it is being given pursuant to this Section 7.2(a) and that if the Buyer fails to respond within 15 days of receipt the same will be deemed a waiver of the Buyer's termination right under this Agreement). If this Agreement shall be so terminated, then (i) the Buyer shall be entitled to the prompt return of the Escrow Fund, and (ii) none of the parties hereto shall have any further obligations or liabilities to any other parties under this Agreement, except for those which-expressly survive the termination of this Agreement as set forth in Section 10.2. If this Agreement is not so terminated as aforesaid, then the parties hereto shall proceed to the Closing without reduction of or offset against the Purchase Price (but the Sellers agree that at Closing the Sellers will assign any and all right to recover proceeds in respect of any such condemnation or other proceedings to the Buyer in a form of assignment reasonably acceptable to the Buyer and if any such proceeds shall be paid to or become payable to any Seller or any Affiliate thereof, other than a Target or a Subsidiary, the Sellers agree to deliver, or cause the same to be delivered, directly to the Buyer promptly upon receipt) and the Buyer shall have no other claim against the Sellers. In such event, at the Closing all of the Sellers' right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be paid or assigned, as the case may be, to the Buyer.

(b)   If, between the date hereof and the Closing, any condemnation or eminent domain proceedings are initiated which would result in the taking of less than a Material Portion of a Property, then the Buyer may not terminate this Agreement as a result thereof and the parties shall proceed to the Closing without reduction of or offset against the Purchase Price (but the Sellers agree that at Closing the Sellers will assign any and all right to recover proceeds in respect of any such condemnation or other proceedings to the Buyer in a form of assignment reasonably acceptable to the Buyer and if any such proceeds shall be paid to or become payable to any Seller or any Affiliate thereof, other than a Target or a Subsidiary, the Sellers agree to deliver, or cause the same to be delivered, directly to the Buyer promptly upon receipt) and the Buyer shall have no claim against the Sellers with respect thereto. In such event, at the Closing all of the right, title and interest of the Sellers in and to any condemnation proceeds paid or payable in connection therewith shall be paid or assigned to the Buyer.

Section 7.3           Waiver. The Sellers and the Buyer hereby waive the provisions of Section 5-1311 of the General Obligations Law of the State of New York and Section 1662(a) of the California Civil Code, and of any other similar law to the same or similar effect, and agree that the same shall not apply to this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1        General Conditions. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, however, that such waiver shall only be effective as to the obligations of such party):

(a)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (an "Order ") and no such Order has been threatened.

(b)   All material consents of, or registrations, declarations or filings with, any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.

Section 8.2         Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a)   The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied with all, covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it in all material respects prior to or at the Closing. The Sellers shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)   The Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Sellers, and each of the other closing deliverables required to be delivered by the Buyer pursuant to Section 2.4.

(c)   The distributions set forth in Sections 5.2 and 5.3 of this Agreement shall have been consummated in accordance with the provisions thereof.

(d)   The HWA I Tax Returns shall have been prepared and filed with the relevant taxing authorities as provided in Section 6.2.

Section 8.3         Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)   The representations and warranties of the Sellers contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the preceding sentence, the representations and warranties of the Sellers contained in Sections 3.4, 3.5 and 3.6 shall be true and correct in all respects both when made and as of the Closing. The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them in all material respects prior to or at the Closing. Notwithstanding the preceding sentence, the covenants of the Sellers contained in Section 5.16 shall have been performed (subject to waiver by the Buyer) in all respects prior to the Closing. The Buyer shall have received from each of the Sellers a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)   The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer, and each of the other closing deliverables required to be delivered by the Sellers pursuant to Section 2.5.

(c)   The Buyer shall have obtained the Debt Consents.

(d)   The Buyer shall have delivered the Non-Consolidation Opinion to the Lender (as defined therein) under the 1290 Senior Debt Agreement in a form acceptable to such Lender and the relevant ratings agencies.

(e)   The distributions set forth in Sections 5.2 and 5.3 of this Agreement shall have been consummated in accordance with the provisions thereof.

(f)    (i) There shall exist no Voluntary Title Matters, (ii) there shall exist no Monetary New Title Matters (other than such Monetary New Title Matters as have been waived by the Buyer as provided in Section 5.16(b) or which the Sellers have elected to treat as an "Other Liability" as provided in this Agreement) and (iii) there shall exist no Non-Monetary New Title Matters, that, individually and in the aggregate materially and adversely affect the value or use of the Property to which the Non-Monetary New Title Matter relates.

(g)   The HWA I Tax Returns shall have been prepared and filed with the relevant taxing authorities as provided in Section 6.2.

ARTICLE IX

INDEMNIFICATION

Section 9.1         Survival of Representations, Warranties and Covenants. The representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive the Closing until December 31, 2007, subject to extension as contemplated by Section 9.5(a); provided, however, that:

(a)    the representations and warranties contained in Sections 3.4, 3.5 and 3.6 shall survive indefinitely;

(b)   the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.7(c), 3.7(f), 3.16(a)(ii), 3.16(a)(v), 3.16(a)(viii), 3.16(a)(ix), 3.16(a)(x), 3.17, 3.22 and 3.25 shall survive until January 31, 2009; and

(c)   in the absence of fraud, the representations and warranties contained in Sections 3.9, 3.15 and 3.23 shall not survive the Closing.

Section 9.2        Indemnification by the Sellers. Following the Closing, the Sellers shall, jointly and severally, save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Targets and the Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, "Losses") to the extent arising out of or resulting from:

(a)   any breach of any representation or warranty made by a Seller or the Sellers contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto (for purposes of determining the amount of any Losses (but not for determining if a breach of any representation or warranty has occurred) pursuant to this Section 9.2(a), all representations and warranties shall be read without any "material", "materiality" and "material adverse effect" qualifications);

(b)   any breach of any covenant or agreement by a Seller or the Sellers contained in this Agreement; and

(c)   any indemnification or other obligation of the Targets or the Subsidiaries arising under the Extell Purchase Agreement and, any other residual liability any of the Targets or Subsidiaries may have as a result of owning or operating the property exchanged pursuant to the Extell Purchase Agreement or any other property any of the Targets and the Subsidiaries may have owned or leased prior to purchasing the Properties. For the avoidance of doubt, nothing in this paragraph (c) shall supersede or modify the Indemnification Agreement or in any way affect the parties' obligations pursuant to the Indemnification Agreement.

Section 9.3        Indemnification by the Buyer. Following the Closing, the Buyer shall save, defend, indemnify and hold harmless the Sellers and their Affiliates, officers, directors,

employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Losses to the extent arising out of or resulting from:

(a)   any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto;

(b)   any breach of any covenant or agreement by the Buyer contained in this Agreement; and

(c)   any claim or cause of action by any Person against any Seller Indemnified Party with respect to the operations of the Targets or the Subsidiaries following the Closing (but subject to the Targets' and Subsidiaries' indemnification obligations pursuant to Section 5.10), except for claims or causes of action with respect to which the Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2.

Section 9.4         Procedures.

(a)   In order for a Buyer Indemnified Party or Seller Indemnified Party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the "Indemnifying Party") promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)   The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

(c)   In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure promptly to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters.

Section 9.5	Limits on Indemnification.

(a)   No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 9.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)	Notwithstanding anything to the contrary contained in this Agreement:

(i)           the Sellers shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Sections 9.2(a) and (b) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Sellers equals or exceeds $5,000,000, as this amount may be reduced from time to time as provided in Section 2.6 of the Indemnification Agreement (as so reduced, the "Basket Amount"), in which case the Sellers shall be liable only for the Losses in excess of the Basket Amount (i.e., claims pursuant to Section 9.2(a) are subject to a one-time deductible equal to the Basket Amount); provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Sellers or shall be included in calculating the aggregate Losses for purposes of this clause (i) other than Losses in an amount that exceeds $50,000 resulting from any single claim or aggregated claims arising out of the same or related facts, events or circumstances (the "Minimum Loss Amount"; it being understood that any Losses that do exceed the Minimum Loss Amount will be recoverable in full – i.e., the Minimum Loss Amount is a filter but not a deductible); and provided further, however, that claims for indemnification: (A) for breaches of any representation or warranty contained in Section 3.18 or (B) provided by Article VI with respect to income taxes (it being agreed that any claims for indemnification for any Taxes, other than income taxes and withholding taxes and all interest, penalties and expenses relating thereto, shall be subject to the Basket Amount and Minimum Loss Amount) shall not be subject to any of the limitations set forth in this Section 9.5(b)(i);

(ii)          the Sellers shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer was compensated for such Loss in the calculation of the adjustment of the Base Purchase Price, if any, as finally determined pursuant to Section 2.7; and

(iii)        no party hereto shall have any liability under Sections 9.2 or 9.3 of this Agreement for any punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(c)   For all purposes of this Article IX, "Losses" shall be net of the actual dollar benefit payable to the Buyer or the affected Subsidiaries pursuant to any insurance or other recoveries payable under the Insurance Polices (or replacements thereof) obtained by the Sellers, the Targets or the Subsidiaries prior to the Closing, for which all premiums were either paid in full prior to the Closing or reflected as an "Other Liability," to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. The Buyer and the Sellers shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all Insurance Policies (or replacements thereof) obtained by the Sellers, the Targets or the Subsidiaries prior to the Closing, for which all premiums were either paid in full prior to the Closing or reflected as an "Other Liability," covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 9.6	[Reserved]

Section 9.7	Escrow Fund.

(a)   The Buyer hereby agrees that the Escrow Fund shall provide the sole and exclusive remedy for the Buyer Indemnified Parties with respect to any indemnification claim asserted hereunder other than (i) claims for Losses resulting from breaches of Sections 3.4, 3.5, 3.6 and 3.18, (ii) indemnification claims provided by Article VI and (iii) indemnification for the Sellers' obligations under the Indemnification Agreement, for which, in each case, the Buyer may seek indemnification as provided herein from the Sellers, jointly and severally, (A) in the case of (i) and (ii) for any amounts in excess of the amount remaining in the Escrow Fund and (B) in the case of (iii) for any amounts (it being understood that solely with respect to (iii), the Buyer is not required to exhaust funds in the Escrow Fund before seeking indemnification for such claims against the Sellers directly). If a Buyer Indemnified Party is entitled to indemnification under this Article IX and the Buyer so requests, the Buyer and the Sellers shall jointly instruct the Escrow Agent to pay to the Buyer Indemnified Party from the Escrow Fund the amount of such Losses by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement.

(b)   The Buyer and the Sellers agree that, if any amounts in excess of $50,000,000 remain in the Escrow Fund as of the close of business on December 31, 2007, the Buyer and the Sellers promptly shall instruct the Escrow Agent to pay such funds (less any amounts then subject to any claim by any Buyer Indemnified Party against the Sellers) to the Sellers. The Buyer and the Sellers agree that any amounts remaining in the Escrow Fund after December 31,

2007 shall only be available to satisfy (i) claims for Losses resulting from breaches of the representations set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7(c), 3.7(f), 3.16(a)(ii), 3.16(a)(v), 3.16(a)(viii), 3.16(a)(ix), 3.16(a)(x), 3.17, 3.22 and 3.25 of this Agreement, (ii) indemnification claims provided by Article VI of this Agreement, (iii) the Sellers' obligations under the Indemnification Agreement and (iv) any claims still outstanding hereunder as of December 31, 2007.

(c)   The Buyer and the Sellers agree that, if any amounts in excess of $25,000,000 remain in the Escrow Fund as of the close of business on January 31, 2009, the Buyer and Sellers promptly shall instruct the Escrow Agent to pay such funds (less any amounts then subject to any claim by any Buyer Indemnified Party against the Sellers) to the Sellers. The Buyer and the Sellers agree that any amounts remaining in the Escrow Fund after January 31, 2009 shall only be available to satisfy (A) indemnification claims provided by Article VI, (B) the Sellers' obligations under the Indemnification Agreement and (C) any claims still outstanding hereunder as of January 31, 2009. If the Legal Action has been finally resolved on or before December 31, 2009, then on or after December 31, 2009 Buyer and the Sellers promptly shall instruct the Escrow Agent to pay the remaining amount of the Escrow Fund (less any amounts then subject to any claim by any Buyer Indemnified Party against the Sellers) to the Sellers. Any amounts remaining in the Escrow Fund after December 31, 2009 shall only be available to satisfy (A) indemnification claims provided by Article VI, (B) the Sellers' obligations under the Indemnification Agreement and (C) any claims still outstanding hereunder as of December 31, 2009.

(d)   The Buyer and the Sellers agree that promptly after the later of December 31, 2009 and the date on which the Legal Action is no longer pending (whether by settlement or final judgment) the Buyer and the Sellers shall instruct the Escrow Agent to pay any funds remaining in the Escrow Fund (less any amounts then subject to any claim by any Buyer Indemnified Party against the Sellers) to the Sellers.

(e)   Subject to paragraphs (a) – (d) above, the Buyer and the Sellers shall promptly instruct the Escrow Agent to pay any amounts that are subject to any claim by any Buyer Indemnified Party against the Sellers to such Buyer Indemnified Party or the Sellers, as appropriate, upon the final determination of such claim.

Section 9.8        Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Sellers in respect of any Losses pursuant to Section 9.2 and the Buyer Indemnified Party had a reasonable and good faith basis for recovering all or a significant portion of such Losses from a third party (and specifically excluding Vornado Realty Trust, Vornado Realty L.P., the Buyer, any Target or Subsidiary, any Affiliate of any of the foregoing, any existing or former owner of an equity interest in any of the foregoing, any lender or servicer or collateral agent in respect of any financing binding upon any Target or Subsidiary or any assets of any of them, and any then-current tenant, in its capacity as a tenant or occupant, at either of the Properties) (a "Potential Contributor"), based on the underlying claim asserted against the Sellers, and the Buyer Indemnified Party elected not to pursue such third party claim, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are available and necessary to permit the Sellers to pursue recovery from the Potential Contributor of the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Sellers' direction and at the Sellers' sole expense, take such reasonable actions as may be requested by the Sellers to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Sellers or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid or borne by the Buyer Indemnified Party prior to the Sellers being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Sellers in an amount equal to the aggregate payments made by the Sellers to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party.

Section 9.9           Interest. Any amounts payable to any Buyer Indemnified Party (pursuant to Section 9.2) or any Seller Indemnified Party (pursuant to Section 9.3) shall become immediately due and payable upon the final determination of such claim, and any amounts payable to the Sellers (pursuant to Section 9.7) shall be become immediately due and payable as set forth in Section 9.7. If the Buyer or the Sellers do not pay, or do not instruct the Escrow Agent to pay, such amounts within 30 days of their becoming due and payable pursuant to the preceding sentence, such amounts shall bear interest at a rate equal to the rate of interest from time to time published in The Wall Street Journal as the prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

Section 9.10         Exclusivity. Except as specifically set forth in this Agreement, the Ancillary Agreements and any other agreement or instrument being entered into by the Buyer, the Sellers or any Target or Subsidiary concurrently herewith, effective as of the Closing, in the absence of bad faith, willful misconduct or fraud by the other party (to the extent determined in accordance with Section 11.10), the Buyer, on behalf of itself and the other Buyer Indemnified Parties, on the one hand, and the Sellers, on behalf of themselves and the other Seller Indemnified Parties, on the other hand, waive any rights and claims they may have against each other, whether in law or equity, relating to the Targets or the Subsidiaries and/or the transactions contemplated by this Agreement or the Ancillary Agreements. The righ ts and claims waived include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty not amounting to bad faith, willful misconduct or fraud. After the Closing, subject to the foregoing and except for payments owing by any party in the nature of adjustments to the Purchase Price or pursuant to Article VI or Section 2.8, this Article IX will provide the exclusive remedy available to the parties against each other for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any Ancillary Agreement and/or the transactions contemplated hereby or thereby.

ARTICLE X

TERMINATION

Section 10.1        Termination.

(a)   This Agreement may be terminated by either the Sellers or the Buyer if the Closing has not occurred by the close of business on the Closing Date (as the same may have been adjourned as provided in Section 2.3), and a failure of the party seeking to terminate to fulfill any obligation under this Agreement was not the cause of the failure of the Closing to occur on such date.

(b)   This Agreement may be terminated by the Buyer pursuant to the exercise of its right under clause (2) of the proviso contained in Section 5.16(b) of this Agreement.

Section 10.2         Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.18 and 4.5 relating to broker's fees and finder's fees, Section 5.7 relating to confidentiality, Section 5.9 relating to public announcements, Sections 10.3 and 10.4 relating to payments from the Escrow Fund, Section 11.1 relating to fees and expenses, Section 11.5 relating to notices, Section 11.8 relating to third-party beneficiaries, Section 11.9 relating to governing law, Section 11.10 relating to dispute settlement and this Section 10.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 10.3         Termination Fee. If, on the Closing Date, the Sellers are ready, willing and capable of closing (it being understood that so long as the Sellers are ready, willing and capable of implementing any of the agreements, obligations or covenants set forth in Sections 5.2 and 5.3 of this Agreement and satisfying the other conditions precedent to the obligations of the Buyer set forth in clauses (a), (b) and (f) of Section 8.3 of this Agreement immediately prior to the Closing, they shall not be required to actually implement those transactions in order to satisfy the foregoing standard) and the Buyer is required by the terms hereof, but defaults in its obligation, to effectuate the Closing, then the Sellers shall be entitled to receive from the Buyer as liquidated damages for the damages suffered by the Sellers, an amount equal to $100,000,000 (which amount the parties agree is a reasonable estimate of the actual damages that will be suffered by the Sellers and does not constitute a penalty), and the Buyer and the Sellers shall instruct the Escrow Agent to pay the that amount out of the Escrow Fund to the Sellers. The termination fee described in this Section 10.3 will be the sole and exclusive remedy that the Sellers will have for any Buyer breach constituting or resulting in a failure of the Buyer to purchase the Shares and the Partnership Intercompany Notes as provided herein.

Section 10.4         Return of Escrow Fund. In the event of any termination of this Agreement by the Buyer or the Sellers prior to the Closing for any reason, the Buyer and the Sellers shall instruct the Escrow Agent to pay the amounts remaining in the Escrow Fund (after the payment, if any, of amounts due the Sellers pursuant to Section 10.3), to the Buyer.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1         Fees and Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 11.2         Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 11.3         Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4         Seller Representative. Each of the Sellers, irrevocably and unconditionally appoints Mr. Michael Pei as the representative of all of the Sellers and agrees, for the benefit of that representative and the Buyer, that Mr. Michael Pei alone will represent and act on behalf of all of the Sellers for all purposes under this Agreement, including the giving and/or receiving of any notice or consent or approval contemplated hereunder. In the event of the incapacity or death of Mr. Michael Pei, the Sellers shall nominate a new representative within five Business Days, and will provide notice of such nomination to the Buyer as set forth herein, and absent such appointment the Sellers agree that Mr. Henry Cheng will serve as the sole representative of the Sellers in the capacity described above until such time as they have appointed another representative to replace Mr. Pei in the capacity described above and have advised the Buyer of that appointment in writing.

Section 11.5         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Sellers, to:

Mr. Michael Pei

33rd Floor

New World Tower

16-18, Queen's Road, Central

Hong Kong

Facsimile: (852) 2537-6701

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stephan H. Haimo, Esq.

Facsimile: (212) 351-5321

(b)	if to the Buyer, to:

Vornado America LLC

888 Seventh Avenue

New York, NY 10019

Attention: David Greenbaum

Facsimile: (212) 894-7070

and:

Vornado America LLC

210 Route 4 East

Paramus, NJ 07652-0910

Attention: Joe Macnow

Facsimile: (201) 843-2198

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Benjamin R. Weber

Facsimile: (212) 558-3588

Section 11.6         Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and the Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation", unless otherwise specified. When used in this Agreement the term "ordinary course of business" shall be deemed to refer to the ordinary course of the ownership and operation of the Properties.

Section 11.7         Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), the Ancillary Agreements, the Confidentiality Agreements and the other agreements and instruments being entered into concurrently herewith constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement or any of the other agreements and instruments being entered into concurrently herewith shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 11.8         No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.10 and Article IX.

Section 11.9         Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 11.10      Dispute Settlement.

(a)   Any dispute, controversy or claim arising out of or relating to any provision of this Agreement or the Ancillary Agreements or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof (including this arbitration clause) shall be solely and finally settled by arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"), as modified by the provisions of this Section. Each party agrees that the award of the arbitrators shall be final and non-appealable and shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accountings presented to the arbitrators, irrespective of the magnitude thereof.

(b)   To the extent this Section 11.10 is deemed a separate agreement, independent from this Agreement, and for purposes of the Ancillary Agreements, Sections 11.1 (Fees and Expenses), 11.5 (Notices), 11.9 (Governing Law) and 11.16 (Severability) and are incorporated in this Section 11.10 by reference.

(c)   All of the arbitrators shall speak English. The parties agree that the choice of arbitrators shall be as follows: one arbitrator shall be appointed by the Buyer and one by the Sellers and the third shall be selected by the two party-appointed arbitrators or, failing agreement within 15 days after both party-appointed arbitrators have been appointed, by the AAA in accordance with the Rules.

(d)   All arbitration proceedings shall be conducted pursuant to the Rules in the English language in New York, New York. Each party agrees to facilitate the arbitration by: (i) making available to each other and to the arbitrators for inspection and extraction all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute, and (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days, and (iii) observing strictly the time periods established by the Rules or by the arbitrators for the submission of evidence and briefs.

(e)   All papers, documents and evidence, whether written or oral, filed with or presented to the arbitrator shall be deemed by the parties to be Information (as defined in the Confidentiality Agreements). In addition, the arbitrators shall keep such papers, documents and evidence strictly confidential, and no expert or arbitrator shall disclose in whole or in part to any other person any confidential information submitted by any other person in connection with any arbitration proceedings, except to the extent (i) required by law or regulation, (ii) reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute, or (iii) that such "confidential" information was previously or subsequently becomes known to the disclosing party without restrictions on disclosure, was independently developed by such disclosing party or becomes publicly known through no fault of the disclosing party.

(f)    Any award issued by the arbitrators (including any interim award) shall set out a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision. Such explanation of the award and the statement of facts shall be treated by the parties as Information (as defined in the Confidentiality Agreements). In addition, the arbitrators shall keep such explanation of the award and the statement of facts strictly confidential and shall treat such information in accordance with paragraph (e) above.

(g)   The arbitrators are empowered to render the following awards in accordance with any provision of this Agreement and the Ancillary Agreements: (i) enjoining a party from performing any act prohibited or compelling a party to perform any act required, by the terms of this Agreement and the Ancillary Agreements and any order entered pursuant to this Agreement and the Ancillary Agreements or deemed necessary by the arbitrator to resolve disputes arising under or relating to this Agreement, the Ancillary Agreements or order, (ii) where, and only where, violations of this Agreement or the Ancillary Agreements have been found, shortening or lengthening any period established by this Agreement, the Ancillary Agreements or order, and (iii) ordering such other legal or equitable relief (subject to the limitations on liability set forth herein and therein) or specifying such procedures as the arbitrator deems appropriate, to resolve any dispute submitted to it for arbitration.

(h)   Any monetary award of the arbitrators shall be made and payable in immediately available funds in U.S. dollars, free of any Tax and deductions of any kind. Any such monetary award shall include interest from the date of such award at the rate of interest from time to time published by the Wall Street Journal as the prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(i)    Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding and the arbitrators shall resolve in their award the extent to which the parties shall bear the arbitration costs. Each party hereby waives to the extent permitted by law all jurisdictional defenses, objections as to venue and any rights to appeal or to review of such award by any court or tribunal. Each party agrees that the arbitral award may be found and that a judgment on the arbitration award may be entered in any court having competent jurisdiction over the parties or their assets.

(j)    The parties hereby agree that for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the relationship between the parties is commercial in nature, and that any disputes between the parties related to this Agreement or the Ancillary Agreements shall be deemed commercial.

(k)   Each of the Sellers irrevocably (a) agrees that any suit, Action or other legal proceeding to enforce the outcome of any arbitration provided for herein, may be brought in the courts of the United States of America or in a state court of record in New York County, New York or in any court of competent jurisdiction within Hong Kong, (b) consents to the jurisdiction of each such court in any such suit, Action or proceeding and (c) waives any objection it may have to the laying of venue of any such suit, Action or proceeding in any of such courts and any claim that any such suit, Action or proceeding has been brought in an inconvenient forum.

Section 11.11       Disclosure Generally. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.

Section 11.12       Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Sellers or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 11.13       Assignment; Successors. Neither this Agreement, the Ancillary Agreements, nor any of the rights, interests or obligations under this Agreement or the Ancillary Agreements may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either the Buyer, on one hand, or any Seller on the other hand, without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer immediately prior to, but conditioned upon, the Closing, provided, however, that: (i) such assignment shall not shall eliminate or release any of the Buyer's obligations pursuant to this Agreement or the Ancillary Agreements, and (ii) the Buyer and any such Affiliate shall execute and deliver to the Sellers an assignment and assumption agreement in a form reasonably acceptable to the Sellers wherein such Affiliate unconditionally assumes all of the Buyer's rights and obligations under this Agreement and the Ancillary Agreements.

Section 11.14        Enforcement. The parties agree that irreparable damage would occur in the event that the Sellers did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached those provisions. Accordingly, the Buyer shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which the Buyer is entitled at law or in equity. The Sellers hereby further waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.15       Currency. All references to "dollars" or "$" or "US$" in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.16        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.17       Waiver of Jury Trial. Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement or the transactions contemplated hereby.

Section 11.18       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.19       Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 11.20       Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.21       No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above.

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
(as Seller of )

By:
Name:
( )

By:
By:

By:
Name:
Title: